Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

by and among

OMNICELL INTERNATIONAL, INC.,

OMNICELL, INC.,

AESYNT HOLDING, L.P.,

AESYNT, LTD.

and

AESYNT HOLDING COÖPERATIEF U.A.

October 29, 2015

i

4.07	Investment Representation	29
4.08	Sufficient Funds	30
4.09	Solvency	30
4.10	No Other Company Representations or Warranties	31
4.11	No Knowledge of Misrepresentations or Omissions	31

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLERS		31
5.01	Authorization; Valid and Binding Agreement	31
5.02	No Breach	32
5.03	Litigation	32
5.04	Brokerage	32
5.05	Ownership	32

ARTICLE VI CERTAIN PRE-CLOSING COVENANTS		32
6.01	Conduct of the Business	32
6.02	Access	37
6.03	Exclusive Dealing	39
6.04	Consents	39
6.05	Financing	39
6.06	Financing Cooperation	41
6.07	September 30, 2014 and 2015 Audit	44
6.08	Section 280G of the Code	44

ARTICLE VII CERTAIN COVENANTS OF BUYER AND SELLERS		44
7.01	Contact with Employees, Customers and Suppliers	44
7.02	Access to Books and Records	44
7.03	Director and Officer Liability and Indemnification	45
7.04	Employee Matters	46
7.05	Facility Closings; Employee Layoffs	47

ARTICLE VIII TERMINATION		47
8.01	Termination	47
8.02	Effect of Termination	48

ARTICLE IX SURVIVAL, INDEMNIFICATION		50
9.01	Agreement to Indemnify	50
9.02	Survival of Representations, Warranties and Covenants	52
9.03	Claims for Indemnification	53
9.04	Defense of Claims	53
9.05	Certain Additional Matters	54

ARTICLE X ADDITIONAL COVENANTS AND AGREEMENTS		55
10.01	Additional Limitations	55
10.02	Tax Matters	56
10.03	Disclosure Generally	58
10.04	Reasonable Best Efforts	59
10.05	Notification	59

ii

10.06	Regulatory Act Compliance	59
10.07	Acknowledgments by Buyer	60
10.08	Transfer Taxes	62
10.09	Legal Representation	62
10.10	Further Assurances	62

ARTICLE XI DEFINITIONS		63
11.01	Definitions	63
11.02	Construction	75

ARTICLE XII MISCELLANEOUS		77
12.01	Press Releases and Communications	77
12.02	Expenses	77
12.03	Notices	77
12.04	Assignment	79
12.05	Severability	79
12.06	Third Party Beneficiaries	79
12.07	No Strict Construction	79
12.08	Amendment and Waiver	79
12.09	Complete Agreement	80
12.10	Counterparts	80
12.11	Prevailing Party	80
12.12	Governing Law	80
12.13	WAIVER OF TRIAL BY JURY	81
12.14	CONSENT TO JURISDICTION	81
12.15	Specific Performance	82

iii

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of October 29, 2015, by and among Omnicell International, Inc., a Delaware corporation, and Omnicell, Inc., a Delaware corporation (each a “Buyer” and together, “Buyer”), Aesynt Holding, L.P., an exempted limited partnership formed and registered under the laws of the Cayman Islands (“Aesynt Holding”), Aesynt, Ltd. an exempted limited company incorporated under the laws of the Cayman Islands (“Aesynt”, and together with Aesynt Holding, the “Sellers”), and Aesynt Holding Coöperatief U.A., a cooperative with excluded liability organized under the laws of The Netherlands (the “Company”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI.

WHEREAS, the Sellers are the sole members of the Company;

WHEREAS, the membership interests of Aesynt Holding in the Company (the “Aesynt Holding Interests”) comprise the membership of Aesynt Holding in the Company, being 99.9% of the current membership in the Company and all rights and obligations attaching thereto (including (i) the balance of the capital and reserve accounts maintained by the Company for Aesynt Holding and (ii) the contractual relationship between the Company and Aesynt Holding pursuant to the member agreement entered into by them on October 16, 2013 and the agreements entered into by the Company with Aesynt Holding set forth on the Affiliated Transactions Schedule);

WHEREAS, the membership interests of Aesynt in the Company (the “Aesynt Interests”) comprise the membership of Aesynt in the Company, being 00.1% of the current membership in the Company and all rights and obligations attaching thereto (including (i) the balance of the capital and reserve accounts maintained by the Company for Aesynt and (ii) the contractual relationship between the Company and Aesynt pursuant to the member agreement entered into by them on October 16, 2013 and the agreements entered into by the Company with Aesynt set forth on the Affiliated Transactions Schedule);

WHEREAS, the Sellers, owning the Aesynt Holding Interests and the Aesynt Interests, respectively, together own the entire current membership interests of the Company (the “Company Interests”);

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, all of their respective Company Interests; and

WHEREAS, concurrently with the execution and delivery of this Agreement, (x) Francisco Partners III (Cayman), L.P. is delivering to Buyer a limited guarantee (the “Seller Guarantee”) to support the indemnification obligations of the Sellers and the Company as more fully described therein, and (y) each of the individuals set forth on the Noncompetes Schedule is entering into a noncompetition agreement with Buyer (the “Noncompete Agreements”).

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration,

the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

PURCHASE, SALE AND TRANSFER OF THE COMPANY INTERESTS

1.01        Purchase and Sale of the Company Interests.  Upon the terms and subject to the conditions set forth herein and on the basis of the representations, warranties, covenants and agreements contained herein, at the Closing, the Sellers shall sell to Buyer, and Buyer will purchase from the Sellers, the respective Company Interests of the Sellers, free and clear of all Liens.

1.02        Sale Consideration. For purposes of this Agreement, “Sale Consideration” shall mean an amount equal to (a) $217,299,500, minus (b) the Transaction Expenses, minus (c) if, prior to the Closing, any matter set forth on the Specified Matters Schedule is resolved in such a manner that the Company or any of its Subsidiaries makes any cash settlement or other cash payment (a “Settlement Payment”), the aggregate of such Settlement Payments, plus (d) in respect of the Company’s and its Subsidiaries’ credit card arrangement with Silicon Valley Bank, any amount of restricted cash as of the execution of this Agreement which is not included in Cash on Hand pursuant to Section 3.07(b) and as to which, as of the Closing, such restriction has been released, not to exceed $1,000,000, plus (e) any Tax refunds received by the Company or any of its Subsidiaries from the Internal Revenue Service as of the Closing Date in respect of estimated federal income taxes deposited with the Internal Revenue Service as of the date of this Agreement by the Company or any of its Subsidiaries for the taxable year or period beginning on April 1, 2014, to the extent that such Tax refund directly results from the payment of any Transaction Expenses as of the Closing Date, not to exceed $600,000, plus (f) in respect of the Company’s and its Subsidiaries’ security deposits with Cassa Di Risparmio, any amount of cash as of the execution of this Agreement which is not included in Cash on Hand pursuant to Section 3.07(b) and which, as of the Closing, has been released, not to exceed $135,000.

1.03        Delivery of Transaction Expenses and Payments Schedule. Not less than two (2) days prior to the Closing Date, the Company shall deliver to Buyer a schedule (the “Closing Payments Schedule”) which will include:

(a)           (i) the aggregate amount of all Transaction Expenses that will have been paid as of the Closing and (ii) the amount of unpaid Transaction Expenses, the Persons to whom such unpaid Transaction Expenses are owed, and amounts and wire transfer instructions for the payment of such unpaid Transaction Expenses by Buyer pursuant to Section 1.04; and

(b)           an updated Indebtedness Schedule which shall set forth the wire transfer information for the payment of the Closing Indebtedness to be paid by Buyer pursuant to Section 1.04.

1.04        The Closing.

(a)           The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP located at 3330 Hillview

Avenue, Palo Alto, California 94304 at 10:00 a.m. local time on the second (2nd) Business Day following satisfaction or waiver of all of the conditions to the Closing set forth in Article II (other than those which by their nature are to be satisfied at the Closing) or on such other date and time as is mutually agreed to Buyer and the Sellers in writing; provided, however, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article II, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied or waived at the Closing), the Closing shall take place instead on the earlier to occur of (a) any Business Day during the Marketing Period to be specified by Buyer to the Company on no less than three Business Days’ written notice to the Company and (b) the first day following the last day of the Marketing Period, but in each case subject to the satisfaction or waiver of the conditions set forth in Article II (other than those conditions that by their nature are to be satisfied at the Closing); provided, further, that in no event shall the Closing occur prior to January 1, 2016.  The date and time of the Closing are referred to herein as the “Closing Date.”

(b)           Simultaneously with the Closing, Buyer shall pay, or cause to be repaid, on behalf of the Company and its Subsidiaries, the Indebtedness for borrowed money outstanding as of the Closing (the “Closing Indebtedness”) by wire transfer of immediately available funds to the Persons and accounts set forth in the Closing Payments Schedule.

(c)           Simultaneously with the Closing, Buyer shall pay, or cause to be paid, on behalf of the Sellers, the Company, its Subsidiaries or any other Company Related Party (as applicable), the Transaction Expenses that were unpaid as of the Closing by wire transfer of immediately available funds as set forth in the Closing Payments Schedule.

(d)           Simultaneously with the Closing, Buyer shall pay by wire transfer of immediately available funds to an account designated in writing by the Sellers, an amount equal to the Sale Consideration.

(e)           Simultaneously with the Closing, the Sellers shall assign their respective Company Interests to Buyer by means of a private deed to that effect to which the Sellers, the Company and Buyer are a party, a draft of which is attached hereto as Exhibit A (the “Deed of Assignment”).

ARTICLE II

CONDITIONS TO CLOSING

2.01        Conditions to the Obligations of the Sellers and the Company. The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing, any one or more of which may be waived by the Company:

(a)           The representations and warranties set forth in Article IV (other than the Specified Representations therein) shall be true and correct at and as of the Closing as though then made, other than for changes contemplated or permitted by this Agreement and (other than those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates), except where the failure of such representations and warranties to be so true and correct would not materially and adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement, and the Specified Representations set forth in Article IV that are not qualified as to materiality or words of similar import shall be true and correct at and as of the Closing in all material respects as though then made and such Specified Representations that are qualified as to materiality or words of similar import shall be true and correct at and as of the Closing in all respects as though then made;

(b)           Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)           The applicable waiting period under the HSR Act relating to the transaction contemplated hereby shall have expired or have been terminated;

(d)           No judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any material part of the transactions contemplated hereby, declare void or unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

(e)           Buyer shall have made each of the payments required to be made pursuant to Sections 1.04(b), (c) and (d); and

(f)            Buyer shall have delivered to the Company each of the following:

(i)            a certificate in the form set forth as Exhibit B, dated the Closing Date, stating that the preconditions specified in subsections (a) and (b) above have been satisfied;

(ii)           certified copies of the resolutions duly adopted by the board of directors, managing member or equivalent governing body or Person of each Buyer authorizing its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party, and the consummation of all transactions contemplated hereby and thereby; and

(iii)          evidence of the continuation of the insurance and tail policy described in Section 7.03(b).

2.02        Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing, any one or more of which may be waived by Buyer:

(a)           The representations and warranties set forth in Article III and Article V which are not Specified Representations shall be true and correct at and as of the Closing as though then made (other than those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates), except where the failure of such representations and warranties to be so true and correct (disregarding, for this purpose, any Material Adverse Effect qualifiers contained in such representations and warranties) would not, individually or in the aggregate, have a Material Adverse Effect, and the Specified Representations set forth in Article III and Article V that are not qualified as to materiality or words of similar import shall be true and correct in all material respects at and as of the Closing as though then made and such Specified Representations that are qualified as to materiality or words of similar import shall be true and correct in all respects at and as of the Closing as though then made;

(b)           The Sellers and the Company shall have each performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)           The applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or have been terminated;

(d)           No judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any material part of the transactions contemplated hereby, declare void or unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and there shall not have been commenced any Proceeding brought by any Governmental Entity involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement;

(e)           Since the date of this Agreement, there shall not have occurred a Material Adverse Effect;

(f)            Each Contract listed on the Terminated Contracts Schedule will have expired or been terminated without any payment being made, or liability or obligation incurred (other than with respect to the provisions of such Contracts that survive the termination thereof), in connection therewith;

(g)           Each of the Noncompete Agreements shall remain in full force and effect and shall not have been repudiated or terminated;

(h)           Buyer shall have received the Deed of Assignment, duly executed by the Sellers and the Company;

(i)            The Company shall have delivered to Buyer each of the following:

(i)            a certificate of the Company in the form set forth in Exhibit C-1, dated the Closing Date, stating that the preconditions specified in subsections (a) and (b) above, as they relate to the Company, have been satisfied;

(ii)           at least two (2) Business Days prior to the Closing Date, appropriate payoff letters, together with evidence of arrangements to deliver UCC-3 termination statements or similar documents evidencing the termination of all Liens, security interests, mortgages and other encumbrances held by the lenders under Closing Indebtedness, and final invoices in respect of all Transaction Expenses not paid prior to the Closing;

(iii)          (A) a statement with respect to Aesynt Holdings, Inc. (in such form as may be reasonably requested by counsel to Buyer) conforming to the requirements of Treas. Reg. Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3) that shall not be dated earlier than 20 days before the Closing Date; and (B)(1) the notification required under Treas. Reg. Section 1.897-2(h)(2) (the “FIRPTA Notification”) with respect to the Aesynt Holdings, Inc., which shall be executed by the Aesynt Holdings, Inc., and (2) written authorization to permit Buyer to deliver such FIRPTA Notification to the Internal Revenue Service;

(iv)          certified copies of the resolutions duly adopted by the Company’s and the Sellers’ respective management boards, each authorizing its execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which it is a party, and the consummation of all transactions contemplated hereby and thereby; and

(v)           the Sellers shall each have delivered to Buyer a certificate in the form set forth in Exhibit C-2 dated the Closing Date, stating that the preconditions specified in subsections (a) and (b) above, as they relate to such Seller, have been satisfied; and

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”), the Company represents and warrants to Buyer that:

3.01        Organization and Power. The Company is a cooperative with excluded liability, duly incorporated and validly existing under the laws of The Netherlands, and the Company has all requisite power and authority necessary to own, operate and lease its properties and carry on its business as now conducted. The Company is duly qualified to conduct business as a foreign limited liability company and is in good standing in each jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

3.02        Authorization; No Breach; Valid and Binding Agreement.

(a)           The Company has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Assuming that this Agreement is a valid and binding obligation of Buyer and the Sellers, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b)           This Agreement has been duly authorized, executed and delivered by the Company and no other corporate action on the part of the Company or its members is necessary to the performance by the Company of this Agreement. Except (i) as set forth on the attached Authorization Schedule and (ii) for (A) the applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”) and (B) the pre-acquisition notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not materially conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material lien, security interest, charge or encumbrance upon any material assets of the Company or any of its Subsidiaries, or require any material authorization, consent, approval, exemption or other action by, or notice to, any court or Governmental Entity, under (x) the provisions of the Company’s or any of its Subsidiaries’ Organizational Documents, (y) any Material Contract, or (z) any law, statute, rule or regulation or order, judgment or decree to which the Company or any of its Subsidiaries is subject, other than in the case of clause (y) as would not have a Material Adverse Effect.

3.03        Organizational Documents. The Company has made available to Buyer complete and correct copies of the articles of association or other constituent documents (as may be applicable to such entity pursuant to applicable law), each as amended through the date of this Agreement (the “Organizational Documents”), of the Company and its Subsidiaries, and no action to amend or modify any of the Organizational Documents has been taken or proposed to be taken by the members, shareholder, unit holders or directors of the Company or any of its Subsidiaries.

3.04        Governmental Consents, etc.  Except for the applicable requirements of the HSR Act, Blue Sky Laws and the clearance, consent and approval requirements listed on the Authorization Schedule and as would not have a Material Adverse Effect, (a) none of the Company or any of its Subsidiaries is required to submit any notice or report to, or approval application or other filing with any Governmental Entity and (b) no clearance, consent, approval or authorization of any Governmental Entity is required to be obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby.

3.05        Capitalization of the Company. The Company Interests are free and clear of any options, warrants, calls, pledges, security interests, liens, mortgages, charges and other encumbrances (other than in connection with Closing Indebtedness to be discharged at Closing). Except as set forth on the attached Capitalization Schedule, there are no securities, notes, bonds or other instruments convertible into or exchangeable for equity securities of Company and there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company were issued in violation of the Securities Act or any other Law. The Company has no knowledge of any voting trusts, proxies or other agreements or understandings with respect to the Company Interests.  All payments to be made by the Company or its Subsidiaries pursuant to that certain Master Consulting Services Agreement, dated March 17, 2015, by and between Aesynt Incorporated and Francisco Partners Consulting, LLC have been made and no further payments will be required pursuant to such agreement after the date of this Agreement.  Other than the Sale Consideration to be paid to the Sellers, or included in the calculation of Transaction Expenses, no Company Related Party is entitled to any payment from the Company or any of its Subsidiaries as a result of the execution of this Agreement, the purchase and sale of the Company Interests or the Closing.

3.06        Subsidiaries. Except as set forth on the attached Subsidiary Schedule, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, limited liability company interest, partnership interest, joint venture interest or other equity ownership interest in any other Person. Each Subsidiary is either wholly owned by the Company, a Subsidiary or Subsidiaries as indicated on the Subsidiary Schedule. Except as set forth on the attached Subsidiary Schedule, each outstanding share of capital stock of or other equity interest in each of the Company’s Subsidiaries is owned by the Company or a Subsidiary and, assuming termination of those agreements listed on the attached Terminated Contracts Schedule, is free and clear of any pledge or other encumbrance of any kind whatsoever (other than in connection with Closing Indebtedness to be discharged at Closing). Each of the Subsidiaries identified on the Subsidiary Schedule is validly existing (and, in the case of Aesynt Holdings, Inc., is in good standing) under the Laws of the jurisdiction of its incorporation or organization, has all requisite power and authority and all authorizations, licenses and permits necessary to own its properties and to carry on its businesses as now conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except in each such case where the failure to have such power and authority or hold such authorizations, licenses and permits or to be so qualified would not have a Material Adverse Effect.

3.07        Financial Statements; Components of Sale Consideration.

(a)           The Company has furnished Buyer with copies of its (a) unaudited consolidated balance sheet with respect to the Company and its Subsidiaries as of September 30, 2015 (the “Latest Balance Sheet”), and the related statements of income and cash flows for the six (6) month period then ended, and (b) audited consolidated balance sheet and statements of income and cash flows with respect to the Company and its Subsidiaries (including the Company) as of and for the fiscal year ended March 31, 2015, and as of and for the fiscal period beginning September 24, 2013 and ended March 31, 2014.  Except as set forth on the attached Financial Statements Schedule, such financial statements present fairly, in all material respects, the financial condition and results of operations of the Company and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with GAAP (subject, in the case of the unaudited financial statements, to normal quarter-end and year-end audit adjustments, absence of footnotes, reclassifications and other presentation items) and are consistent, in all material respects, with the Company’s books and records as of the dates and for the periods indicated therein. Except as set forth on the attached Financial Statements Schedule, and except for liabilities and obligations (i) disclosed in the Latest Balance Sheet or the notes thereto, (ii) incurred since the date of the Latest Balance Sheet in the ordinary course of business, (iii) arising after the date of this Agreement in connection with the transactions contemplated by this Agreement, (iv) to be included in the computation of Closing Indebtedness or Transaction Expenses, (v)  disclosed on another Schedule and (vi) which would not, individually or in the aggregate, be material to the Company, since the date of the Latest Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations of a nature required to be disclosed on the Company’s balance sheet in accordance with GAAP (whether absolute or contingent, liquidated or unliquidated, and due or to become due).

(b)           As of the opening of business on the date of this Agreement, the Company and its Subsidiaries have:  (i) $5,877,000 of Cash on Hand, and (ii) $63,577,500 of Indebtedness, as set forth on the Indebtedness Schedule.  As of the close of business on September 30, 2015, the Company and its Subsidiaries have not less than $5,000,000 of Net Working Capital.

(c)           Except as set forth on the attached Financial Statements Schedule, the systems of internal accounting controls maintained by the Company and its Subsidiaries are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books of account, stock records, minute books and other records of the Company and its Subsidiaries are materially accurate, up to date and complete, and have been maintained in accordance with sound and prudent business practices.

(d)           To the knowledge of the Company, all existing accounts receivable, net of reserves whether specific or general, of the Company and its Subsidiaries (including those accounts receivable reflected on the Latest Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Latest Balance Sheet and have not yet been collected) represent valid obligations of customers of the Company and its Subsidiaries arising from bona fide transactions entered into in the ordinary course of business.

3.08        Absence of Certain Developments. Since the date of the Latest Balance Sheet, there has not occurred any Material Adverse Effect.  Buyer acknowledges that there may be a disruption to the business of the Company as a result of the execution of this Agreement, the announcement by Buyer of its intention to purchase the Company, or the consummation of the transactions contemplated hereby, and Buyer agrees that such disruptions do not and shall not constitute a breach of the prior sentence. Except as set forth on the attached Developments Schedule or except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet, neither the Company nor any Subsidiary has:

(a)           borrowed any material amount or incurred or become subject to any material liabilities (other than liabilities incurred in the ordinary course of business, liabilities under Contracts entered into in the ordinary course of business and borrowings from banks (or similar financial institutions) necessary to meet ordinary course working capital requirements);

(b)           mortgaged, pledged or subjected to any material lien, charge or other encumbrance, any material portion of its assets, except Permitted Liens;

(c)           sold, assigned or transferred any material portion of its tangible assets, except in the ordinary course of business;

(d)           sold, assigned, transferred or licensed any Intellectual Property, except in the ordinary course of business;

(e)           suffered any material extraordinary losses or waived any rights of material value, other than discounts offered to customers in the ordinary course of business consistent with past practice;

(f)            issued, sold or transferred any Company Interests or other equity securities, securities convertible into Company Interests or other equity securities or warrants, options or other rights to acquire Company Interests or other equity securities, or any bonds or debt securities;

(g)           amended or authorized the amendment of its Organizational Documents;

(h)           made or granted any bonus or any compensation or salary increase to any former or current employee or group of former or current employees (except in the ordinary course of business consistent with past practice), or made or granted any material increase in any employee benefit plan or arrangement, or materially amended or terminated any existing employee benefit plan or arrangement or severance agreement or practice or employment contract or adopted any new employee benefit plan or arrangement or severance agreement or practice or employment contract (except in the ordinary course of business consistent with past practice);

(i)            made any loans or advances to, or guarantees for the benefit of, any Persons (except to employees in the ordinary course of business consistent with past practice);

(j)            made any material capital expenditures or commitments therefor, except in the ordinary course of business consistent with past practice;

(k)           taken any other action which, if taken after the date of this Agreement would require the consent of Buyer pursuant to Section 6.01 hereof; or

(l)            committed or agreed to do any of the foregoing.

3.09        Title to Properties.

(a)           The Company or one of its Subsidiaries owns good and marketable title to or holds pursuant to valid and enforceable leases, all of the personal property shown to be owned by them on the Latest Balance Sheet, free and clear of all Liens, security interests and other encumbrances, except for Permitted Liens. Except as would not be material to the Company and its Subsidiaries taken as a whole, all material personal property and assets shown to be owned by the Company and its Subsidiaries on the Latest Balance Sheet has been maintained in accordance with the Company’s and its Subsidiaries’ normal practices and are in usable condition for the operation of the business, ordinary wear and tear and aging excepted.

(b)           Neither the Company nor any of its Subsidiaries owns any real property.

(c)           The real property demised by the leases described on the attached Leased Real Property Schedule (the “Leased Real Property”) constitutes all of the real property used or leased by the Company and its Subsidiaries. Except as set forth on the attached Leased Real Property Schedule, the Leased Real Property leases are in full force and effect, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights Laws or general principles of equity. The Company has delivered or made available to Buyer complete and accurate copies of each of the leases described on the Leased Real Property Schedule, and none of the leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Buyer. As of the date of this Agreement, neither the Company nor any Subsidiary is in default in any material respect under any of such leases.

(d)           The improvements and fixtures on the Leased Real Property are, in all material respects, in operating condition, ordinary wear and tear excepted, and are capable of being used for their intended purposes. To the knowledge of the Company, no portion of the Leased Real Property, or any building or improvement located thereon, materially violates any Law, including those Laws relating to zoning, building, land use, fire, air, sanitation and noise control. Except for the Permitted Liens, to the knowledge of the Company, no Leased Real Property is subject to any decree or order of any Governmental Entity or any such order threatened or proposed, or any rights of way, building use restrictions, exceptions, variances, reservations or limitations.

3.10        Tax Matters.  Except as set forth on the attached Taxes Schedule:

(a)           The Company and its Subsidiaries have timely and properly filed all income and franchise Tax Returns and other material Tax Returns (taking into account any extensions of time to file which have been duly perfected) which are required to be filed by, or on behalf, of any of them, and all such Tax Returns are accurate and complete in all material respects, and disclose all Taxes required to be paid by, or with respect to, the Company and its Subsidiaries for the periods covered thereby. All income and franchise Taxes (whether or not shown on any Tax Return) and other material Taxes (whether or not shown on any Tax Return) due and owing by the Company and its Subsidiaries have been timely and fully paid or properly accrued on the Latest Balance Sheet in accordance with GAAP. All Taxes which the Company and its Subsidiaries have or have been required to withhold or collect for payment have been duly withheld and collected and have been timely paid to the appropriate Taxing Authority. There are no jurisdictions in which the Company or any of its Subsidiaries is required to file a Tax Return other than the jurisdictions in which such entity has filed Tax Returns.  No written claim has been received within the past three (3) years by the Company or any of its Subsidiaries from a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries has never paid Taxes or filed a Tax Return asserting that such entity is, or may be, subject to Taxes assessed by such jurisdiction.  The Sellers have made available to Buyer accurate and complete copies of all income, franchise and other material Tax Returns filed by, on behalf of, or with respect to, the Company or any of its Subsidiaries for taxable years or other periods beginning on or after October 31, 2013.

(b)           No income, franchise or other material Tax Return of the Company or any of its Subsidiaries for taxable years or other periods beginning on or after January 1, 2010 has been examined or audited by any Taxing Authority.  None of the Company or any of its Subsidiaries has within the past four (4) years received from any Taxing Authority any:  (i) written notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment that has not been fully resolved.  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No assessment, claim or legal proceeding is pending, proposed or threatened against the Company or any of its Subsidiaries in respect of any Tax.  There are no material liens with respect to any Taxes upon any of the Company’s or its Subsidiaries’ assets, other than Permitted Liens. No power of attorney has been granted with respect to any matter related to Taxes of the Company or any of its Subsidiaries that on the Closing Date will be in effect.

(c)           None of the Company or any of its Subsidiaries has consummated or participated in, or is currently participating in, any transaction which was or is a “Tax shelter” transaction, as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.  None of the Company or any of its Subsidiaries has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treas. Reg. Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.  Each of the Company and its Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).

(d)           None of the Company or any of its Subsidiaries has, or has had, a permanent establishment in any foreign country (as defined in any applicable Tax treaty or convention between the United States and such foreign country) or otherwise has or has had an office or fixed place of business in a country other than the country in which it is organized.

(e)           None of the Company or any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss or other tax benefit from, taxable income for any taxable period (or portion thereof) ending after the date of this Agreement as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, open transaction, election under Section 108(i) of the Code or prepaid amount received, in each case for a taxable period ending on or prior to the date of this Agreement. None of the Company or any of its Subsidiaries is a party to or bound by any Tax allocation, indemnity or sharing agreement (other than ancillary provisions not applicable to income Taxes in commercial agreements entered into in the ordinary course of the Company’s or any of its Subsidiaries’ business for the (i) purchase or rental of goods, (ii) provision of services, (iii) borrowing of money, (iv) rental of personal or real property, or (v) licensing of intangible property). None of the Company or any of its Subsidiaries will have any liability pursuant to, or as a result of, any such Tax allocation, indemnity or sharing agreement after the date immediately preceding the date hereof.

(f)            None of the Company or any of its Subsidiaries has ever been a member of an Affiliated Group, other than the Affiliated Group of which it is presently a member.  None of the Company or any of its Subsidiaries has been treated as a partner in a partnership for income Tax purposes.  None of the Company or any of its Subsidiaries has any liability for the Taxes of any other Person (other than of the Company or any of its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.  The attached Taxes Schedule sets forth the United States federal income tax classification of Company and each of its Subsidiaries since the date of such entity’s respective formation.

(g)           None of the Company or any of its Subsidiaries is, and during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code has been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

(h)           None of the Company or any of its Subsidiaries has participated in, or cooperated with, an international boycott, within the meaning of Section 999 of the Code, or has it had operations which are or may hereafter become reportable under Section 999 of the Code.

(i)            None of the Company or any of its Subsidiaries has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

3.11        Material Contracts and Commitments.

(a)           Except as set forth on the attached Material Contracts Schedule and except for Contracts entered into after the date of this Agreement in compliance with this Agreement that are included in a Schedule Supplement (each such Contract, a “Material Contract”), neither the Company nor any of its Subsidiaries is a party to any:

(i)            Contract involving expected payments of more than $150,000 by the Company and its Subsidiaries in the fiscal year ending March 31, 2016 or relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of the Company’s and its Subsidiaries’ assets, other than Permitted Liens;

(ii)           Contract to which any material Intellectual Property owned by the Company or a Subsidiary or used in the conduct of the Company’s or its Subsidiaries’ respective businesses is or has been licensed, sold, assigned, or otherwise conveyed or provided by or to the Company or its Subsidiaries (including any joint development agreement, partnership agreement, technical collaboration agreement, manufacturing and supply agreement, OEM, VAR or similar Contract entered into by the Company or any of its Subsidiaries) (other than: (A) agreements between the Company or its Subsidiaries and employees or contractors substantially in the Company’s or its Subsidiaries’ standard forms thereof; (B) non-exclusive licenses of third-party non-custom software and which does not require the Company to pay an annual or one-time fee in excess of $150,000; and (C) Contracts with customers and distributors entered into in the ordinary course of business;

(iii)          Contract imposing any geographic restrictions upon the ability of the Company and its Subsidiaries to freely engage in their businesses anywhere in the world or materially limiting their right to compete or engage in any line of business;

(iv)          all partnership, joint venture or limited liability company contract arrangements or agreements, including any profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contracts;

(v)           all settlement agreements involving payments after Closing in excess of $25,000 or any injunctive or similar equitable obligations on the Company or any of its Subsidiaries;

(vi)          guaranty of any obligation of any Person (other than the Company or its Subsidiaries);

(vii)         Contract or other document of the Company and its Subsidiaries in respect of Indebtedness;

(viii)        Contract which provides for indemnification of any officer, director, employee or agent of the Company or its Subsidiaries by the Company or any of its Subsidiaries;

(ix)          Contract entered into after October 31, 2013, relating to the merger, consolidation, reorganization, acquisition of all or substantially all of a Person’s assets or any similar transaction with respect to the Company, or any Contract relating to any liquidation or dissolution of the Company;

(x)           Contract entered into after October 31, 2013, relating to the acquisition, sale, spin-off or outsourcing of any business unit or operation of the Company or its Subsidiaries;

(xi)          Contract relating to the pending acquisition of a business, except for inventory and other tangible property acquired in the ordinary course of business, or of assets having a fair market value in excess of $100,000;

(xii)         Contract relating to the pending sale of any assets involving more than $50,000, other than sales of inventory in the ordinary course of business;

(xiii)        Contract involving the lease of real property or personal property with a value greater than $100,000 per year;

(xiv)        Contract with any employee of the Company or its Subsidiaries under which such employee is advanced or loaned any funds (other than advancements of expenses to employees in the ordinary course of business);

(xv)         employment Contracts between any current employee of the Company or any of its Subsidiaries, on the one hand, and the Company or one of its Subsidiaries, on the other hand, requiring payment after the date of this Agreement of annual base compensation in excess of $150,000 or between any current or former employee of the Company or any of its Subsidiaries, on the one hand, and the Company or one of its Subsidiaries, on the other hand, requiring payment after the date of this Agreement of any severance, bonus, retention or change-in-control bonus (other than severance required by applicable Law);

(xvi)        collective bargaining agreement;

(xvii)       consulting agreement providing for payments thereunder in excess of $100,000 per year;

(xviii)      Contract under which a Person (other than the Company or any Subsidiary, or any commission-based sales employees thereof receiving advance commission payments in the ordinary course and consistent with past practice) is advanced or loaned an amount exceeding $25,000;

(xix)        any Related Party Contract; or

(xx)         commitment to enter into any of the foregoing.

(b)           The Company has made available to Buyer a true and correct copy of all Material Contracts (other than purchase orders that do not materially deviate from the Company’s or any of its Subsidiaries’ standard form), together with all material amendments, waivers or other changes thereto.  Each Material Contract is valid and binding on the Company or a Subsidiary, as the case may be, and to the knowledge of the Company, the counterparties thereto, and is in full force and effect, and, except as set forth on the Material Contracts Schedule, the consummation of the transactions contemplated by this Agreement shall not afford the other party thereto the right to terminate, nor cause the termination of, such Material Contract or the imposition of any penalty, liability or payment.

(c)           Except as set forth on the Material Contracts Schedule, (i) neither the Company nor any Subsidiary has violated or breached in any material respect or is in material default under any Material Contract, (ii) the Company has not received any written notice or, to the knowledge of the Company, any other communication, regarding termination, cancellation, material breach or material default under any Material Contract, and (iii) to the knowledge of the Company, no other party to any Material Contract is in breach thereof or default thereunder.  Neither the Company nor any of its Subsidiaries has waived any of its respective material rights under any Material Contract.

3.12        Intellectual Property.

(a)           Schedule 3.12(a) of the Intellectual Property Schedule contains a complete and correct list of all of the registered and applications to register Intellectual Property owned by the Company or a Subsidiary and used in the conduct of the Company’s or its Subsidiaries’ respective businesses (such Intellectual Property, the “Registered Intellectual Property”); including for each item of Registered Intellectual Property, the registration or application number, title, mark or design; the applicable filing jurisdiction; the registration or application serial number; the registration or application date; and a list of all of the material corporate names owned by the Company or a Subsidiary and used in the conduct of the Company’s or its Subsidiaries’ respective businesses. Except as set forth on Schedule 3.12(a) of the Intellectual Property Schedule: (i) the Company or one of its Subsidiaries owns and possesses all right, title and interest in and to, or possesses the valid right and enforceable right to use, all Intellectual Property owned or used by the Company or any of its Subsidiaries in the conduct of the Company’s or its Subsidiaries’ respective businesses, free and clear of all Liens (other than Permitted Liens); (ii) within the last five (5) years, neither the Company nor any of its Subsidiaries has received any written notice of any claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property used by the Company or any of its Subsidiaries in the conduct of the Company’s or its Subsidiaries’ respective businesses, nor, to the Company’s knowledge, is any such claim threatened; (iii) all Intellectual Property used in the conduct of the Company’s or its Subsidiaries’ respective businesses will be owned by or available for use by the Company or one or more of its Subsidiaries immediately subsequent to the Closing on substantially similar terms and conditions as currently owned or used; and (iv) the Company and its Subsidiaries, as the case may be, have made the necessary filings and recordations, and have paid all required fees, to record and maintain their ownership of all Registered Intellectual Property in the United States, Canada, Belgium, Netherlands, Italy and the United Arab Emirates, and to the Company’s knowledge, in any other jurisdictions where the Company holds any Registered Intellectual Property.

(b)           Except as set forth on Schedule 3.12(b) of the Intellectual Property Schedule, no infringement or misappropriation claim or Proceeding is pending or, to the Company’s knowledge, threatened against the Company, its Subsidiaries or, to the Company’s knowledge, against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company or its Subsidiaries with respect to such claim or Proceeding.  Except as set forth on Schedule 3.12(b) of the Intellectual Property Schedule, neither the Company nor any Subsidiary has received: (1) any unsolicited offer to license any registered or unregistered Intellectual Property from any third party; or (2) any notices or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company, its Subsidiaries, or any of their employees of any Intellectual Property of another person.  Except as set forth on Schedule 3.12(b) of the Intellectual Property Schedule, the Company’s and its Subsidiaries’ products and services do not infringe, misappropriate or violate the Intellectual Property of any Person.  The Company has no knowledge that any third party is infringing or misappropriating any Intellectual Property owned by the Company or any of its Subsidiaries. Except as set forth on Schedule 3.12(b) of the Intellectual Property Schedule, to the Company’s knowledge, all employees or independent contractors of the Company and any of its Subsidiaries who are or were involved in the creation of Intellectual Property owned by the Company or any of its Subsidiaries have executed an assignment of inventions agreement to vest in the Company or any Subsidiary, as appropriate, exclusive ownership of such Intellectual Property in Company or its Subsidiaries.

(c)           Except as set forth on the Material Contracts Schedule and except for Contracts entered into after the date of this Agreement in compliance with this Agreement, neither the Company nor its Subsidiaries is bound by, and no Intellectual Property owned by or exclusively licensed to the Company or its Subsidiaries is subject to, any Contract: (i) pursuant to which the Company or any of its Subsidiaries grants an exclusive license to any such Intellectual Property; or (ii) containing any covenant or other provision that in any way limits or restricts the ability of the Company or its Subsidiaries to grant non-exclusive licenses to, or to otherwise themselves assert, or enforce, any such Intellectual Property anywhere in the world.

(d)           The Company has made available to Buyer complete and accurate copies of any current standard form of contract used by the Company or its Subsidiaries, to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound: (i) that contains any assignment or license of, or covenant not to assert or enforce or release or immunity from suit with respect to, any Intellectual Property; or (ii) with any employee or independent contractor of the Company or any its Subsidiaries concerning the development of any material Intellectual Property by, with, or for the Company or its Subsidiaries, including its current standard form of: (x) employee agreement containing any assignment or license of Intellectual Property; (y) consulting or independent contractor agreement containing any assignment or license of Intellectual Property; and (z) confidentiality or nondisclosure agreement.

(e)           No current or former stockholder, officer, director, or employee of the Company or its Subsidiaries, or contractor or supplier to the Company or its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Intellectual Property owned by or purported to be owned by the Company or its Subsidiaries.  Except as set forth on Schedule 3.12(e) of the Intellectual Property Schedule, to the Company’s knowledge, no employee of the Company or its Subsidiaries is: (i) bound by or otherwise subject to any Contract restricting such employee from performing their duties for the Company or its Subsidiaries; or (ii) in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality due to his activities as an employee of the Company or its Subsidiaries.

(f)            The Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect their rights in all confidential information pertaining to the Company and its Subsidiaries or any of the Company Proprietary Software.

(g)           To the knowledge of the Company, and except as set forth on Schedule 3.12(a) of the Intellectual Property Schedule, all Registered Intellectual Property is subsisting and enforceable.  Without limiting the generality of the foregoing: (i) to the Company’s knowledge, neither the Company nor its Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any such Intellectual Property; (ii) none of the Registered Intellectual Property (including pending applications) is involved in any interference, opposition, reissue, reexamination, or other Proceeding with the intellectual property registries in the United States, Canada, Belgium, Netherlands, Italy or the United Arab Emirates in which the scope, validity, or enforceability of any such Intellectual Property is being, or has been, contested or challenged or, to the Company’s knowledge, is any such action threatened.

(h)           Except under Contracts required to be disclosed under Section 3.11 and customer agreements entered into in the ordinary course of business, neither the Company nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim.

(i)            To the Company’s knowledge, no claim or Proceeding involving any Intellectual Property licensed to the Company or its Subsidiaries is pending or has been threatened in writing, except for any such claim or Proceeding that, if adversely determined, would not adversely affect: (i) the use or exploitation of such Intellectual Property by the Company or its Subsidiaries; or (ii) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any product or service.

(j)            Software.

(i)            Schedule 3.12(j)(i) of the Intellectual Property Schedule sets forth a correct and complete list of: (i) the Software owned by the Company or any of its Subsidiaries that is a product or service of the Company or any of its Subsidiaries (including any Software that is incorporated into such hardware) from which the Company or any of its Subsidiaries is deriving any revenue through the sale or licensing thereof in the current calendar year (excluding, for the avoidance of doubt, any Software not incorporated into hardware which Software is not sold as a product or service by itself or which does not comprise a significant part of another offering provided to customers (e.g., is provided to a customer as part of maintenance or implementation services or as a minor component of another offering), (ii) all Software owned by the Company or any of its Subsidiaries that is currently in development for use in a product or service planned for release within the three (3) months following signing of this Agreement (“Company Pipeline Software”), and (iii) all Software owned by the Company incorporated into any Company Hardware from which the Company or any of its Subsidiaries is deriving any revenue through the sale or licensing thereof in the current calendar year (collectively, the “Company Proprietary Software”).

(ii)           Except as set forth on Schedule 3.12(j)(ii) of the Intellectual Property Schedule, the source code for the Company Proprietary Software is maintained in confidence.  Without limiting the generality of the foregoing, to the knowledge of the Company, no portion of the source code for Company Proprietary Software has been disclosed to any escrow agent or licensed or disclosed to any other Person by the Company or its Subsidiaries.  Neither the Company nor its Subsidiaries has a duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available any such source code to any escrow agent or other Person.

(iii)          Except with respect to Company Pipeline Software, none of the Company Proprietary Software contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that results in any severely impaired functionality of such Company Proprietary Software or any of the Company’s products or systems such that such Company Proprietary Software fails to conform substantially with its written specifications and documentation.

(iv)          Except with respect to Company Pipeline Software, to the Company’s knowledge, no Company Proprietary Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (x) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (y) damaging or destroying any data or file without the user’s consent.

(v)           Except as set forth on Schedule 3.12(j)(v) of the Intellectual Property Schedule no current product of the Company or any Subsidiary offered on or after October 31, 2013 contains, is derived from, is distributed with, any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Except as set forth on Schedule 3.12(j)(v) of the Intellectual Property Schedule no Company Proprietary Software uses any Open Source Code.  “Open Source Code” includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License that is licensed under any terms that impose a requirement that (or conditions the use of any such product or part thereof on a requirement that) such product or part thereof: (A) be disclosed, licensed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge.

(k)           Information Technology. The Company and its Subsidiaries have used commercially reasonable efforts to ensure that all information technology and computer systems (including Software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in the conduct of Company’s or its Subsidiaries’ respective businesses (collectively, the “IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry to ensure proper operation, monitoring and use.  The IT Systems are in reasonable working condition capable of reasonably performing all material information technology operations used in the conduct of Company’s or its Subsidiaries’ respective businesses.  Neither the Company nor any of its Subsidiaries have experienced within the past twenty-four (24) months any material disruption to, or material interruption in, the conduct of the business attributable to a defect, bug, breakdown or other failure or deficiency of the IT Systems.  The Company and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of Company’s or its

Subsidiaries’ respective businesses without material disruption to, or material interruption in, the conduct of Company’s or its Subsidiaries’ respective businesses.

(l)            Information Security.  The Company and its Subsidiaries have commercially reasonable administrative, technical and physical safeguards designed (i) to reasonably safeguard the security, confidentiality, and integrity of transactions and the data contained in the IT Systems or any databases of the Company or its Subsidiaries and all other data compilations used by the Company or its Subsidiaries (the “Company Data”) and (ii) to protect against unauthorized access to the IT Systems or Company Data.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries have suffered a security breach with respect to any of the Company Data.  To the knowledge of the Company since October 31, 2013: (x) no breach or violation of any security program described above has occurred or is threatened; (y) there has been no unauthorized or illegal use of or access to any Company Data owned by the Company; and (z) there has been no unauthorized or illegal use of or access to Company Data owned by a third party, while such Company Data was in the control or possession of a Person providing services to or on behalf of its Subsidiaries.  Since October 31, 2013, the Company and its Subsidiaries have complied in all material respects with all applicable Laws pertaining to data privacy regarding the Company Data.  Neither the execution, delivery or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the Sections (or any of the ancillary agreements) will result in a material violation of any Laws pertaining to data privacy or Company Data.  For avoidance of doubt, all Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act representations are addressed in Section 3.19.

3.13        Litigation. Except as set forth on the attached Litigation Schedule, there are no material actions, suits or proceedings pending or threatened in writing, or to the knowledge of the Company, otherwise threatened against the Company or any Subsidiary or any property of them, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.  Neither the Company nor any Subsidiary is subject to any outstanding judgment, order or decree of any court or Governmental Entity that would reasonably be expected to result in losses to the Company and its Subsidiaries in excess of $75,000.

3.14        Employees.

(a)           Except as set forth on the attached Employee Schedule, neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement with any union or labor organization. Except as set forth on the attached Employee Schedule or as would not be reasonably expected to result in liability to the Company and its Subsidiaries, none of the Company and its Subsidiaries has experienced, there is not now pending and no Person has threatened to commence, any strike, slowdown, work stoppage or material grievance, claim of unfair labor practices, or other material collective bargaining dispute within the past three years. None of the Company and its Subsidiaries has committed any material unfair labor practice and no material claim, complaint, action, suit, labor dispute, grievance, charge or investigation by any Person is pending or, to the knowledge of the Company, threatened by any Person against the Company or any Subsidiary under any Labor Law, and the Company and each Subsidiary is, and has, since October 31, 2013, been, in compliance in all material respects with all Labor

Laws. Except as set forth on the attached Employee Schedule, the Company has no knowledge that any organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Company and its Subsidiaries.

(b)           The attached Employee Schedule sets forth a true and complete list as of the date of this Agreement of each employee of the Company and its Subsidiaries whose annual base salary exceeds $125,000 per year, specifying, as of the date of this Agreement, their position, hire date, current salary or wage rate, bonus eligibility, current target bonus, treatment as exempt or nonexempt for purposes of overtime, leave status, full-time/part-time, work location and service credited for purposes of vesting and benefit accrual. Except for employees based in jurisdictions which require the payment of severance under applicable Law or as set forth on the attached Employees Schedule, (i) none of the Company or any of its Subsidiaries is party to any employment agreement, retention agreement or any other agreement, plan arrangement or policy providing for severance benefits or change-in-control payments, and (ii) each of the employees of the Company or its Subsidiaries is terminable at will.

(c)           Except as set forth on the attached Employee Schedule, since October 31, 2013, none of the current or former service providers to the Company or its Subsidiaries could, currently, or since October 31, 2013, reasonably be expected to have been, misclassified as independent contractors.  Except as set forth on the attached Employee Schedule, there are no, and since October 31, 2013 have not been any, natural-person independent contractors who have provided services to the Company or any Company Affiliate for a period of six consecutive months or longer.

3.15        Employee Benefit Plans.

(a)           Except as listed on the attached Employee Benefits Schedule, neither the Company nor any Subsidiary sponsors, maintains, contributes to or has any direct, indirect or contingent liability under, any “employee benefit plans” (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or any other employee benefit plans, programs or arrangements (whether written or unwritten), including any equity plans, written employment agreements, written consulting agreements, severance pay policies, or material fringe benefits (the “Plans”). No Plan is subject to Title IV of ERISA. Each of the Plans that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) or may rely on a favorable opinion letter issued by the IRS, and, to the knowledge of the Company, nothing has occurred that could reasonably be expected to affect the qualification of such Plan. Each Plan has been maintained, funded and administered in all material respects in accordance with its terms and the requirements of the Code, ERISA and applicable Law.

(b)           The Employee Benefits Schedule lists each Plan maintained outside the jurisdiction of the United States, or that covers any employee residing or working outside the United States (the Plans on such list, the “Foreign Plans”).  For the avoidance of doubt, “Foreign Plans” shall not include any benefit plans required to be maintained, contributed to or sponsored by the Company or any Subsidiary pursuant to any foreign Law for the benefit of employees based outside of the United States.  All Foreign Plans have been established, maintained and administered in material compliance with their terms and all applicable statutes, Laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Entity or instrumentality.  All Foreign Plans that are required to be funded are funded in accordance with such requirements in all material respects, and with respect to all other Foreign Plans, adequate reserves therefor have been established or liabilities have been accrued on the Latest Balance Sheet. No material liability or obligation of the Company or its Subsidiaries exists with respect to any Foreign Plans other than the benefits provided under such Foreign Plans and applicable administrative expenses. Each Plan that is required to be registered under the Laws of a jurisdiction outside the United States has been registered and has been maintained in good standing with the appropriate regulatory authorities and Governmental Entities.  Any increases to benefits under a Foreign Plan that are required under applicable Laws have been made as and when required.  Except as otherwise provided in this Section 3.15, this Section 3.15 shall apply to Foreign Plans, except for references to United States Law.

(c)           The Company has made available to Buyer complete and correct copies of the plan documents, any amendments thereto and summary plan descriptions, or in the case of any unwritten plans, written summaries thereof, the most recent determination letter received from the IRS, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance Contracts, and other funding arrangements that implement each Plan.

(d)           The Company has not incurred any material and has no direct, indirect or contingent (i) liability or obligation under Title IV of ERISA, (ii) liability or obligation under Section 412 of the Code, (iii) liability as a result of the failure to comply with the requirements of COBRA or (iv) any liability as a result of being treated as an ERISA Affiliate with any other entity.

(e)           With respect to each Plan no action, investigation, suit, proceeding, hearing or claim with respect to the assets thereof (other than routine claims for benefits) is pending or, to the knowledge of the Company, threatened in writing that could reasonably be expected to result in material liability to the Company.  There are no audits, inquiries or Proceedings pending or threatened in writing or, to the Company’s knowledge, otherwise threatened by the IRS, Department of Labor, or any other Governmental Entity with respect to any Plan.  Except as would not be expected to result in material liability to the Company, the Company has not incurred any penalty or Tax with respect to any Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  Except as would not be expected to result in material liability to the Company, the Company has made all contributions and other payments required by and due under the terms of each Plan.

(f)            None of the Plans provides for medical, death or any other welfare benefits beyond termination of service or retirement, other than (i) in the case of medical benefits, pursuant to COBRA or (ii) in the case of death or retirement benefits under a Plan qualified under Section 401(a) of the Code.

(g)           None of the Plans is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

(h)           Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, either alone or in conjunction with any other event result in any payment under a Plan that would be a non-deductible “excess parachute payment” within the meaning of Section 280G of the Code.

(i)            Except as set forth on the attached Employee Benefits Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Plan (including any trust or loan relating to a Plan) that will result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Person.

(j)            Each Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered, operated and maintained in all material respects in accordance with the requirements of Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

3.16        Insurance. The attached Insurance Schedule lists each material insurance policy maintained by the Company and its Subsidiaries. All of such insurance policies are in full force and effect and all due premiums with respect thereto have been paid in full, and neither the Company nor any Subsidiary is in material default with respect to its obligations under any of such insurance policies. The Company and its Subsidiaries have not received written notice of any pending or threatened termination or cancellation, material coverage limitation or reduction, or any material increase in the premium or deductible with respect to any such policy.  True and correct copies of such policies and the claims history of such policies since October 31, 2013 have been made available to Buyer.

3.17        Compliance with Laws; Permits.  Except as set forth on the attached Compliance with Laws Schedule, the Company and each Subsidiary is in compliance in all material respects with all applicable Laws and regulations of foreign, federal, state and local governments and all agencies thereof.  Except as set forth on the attached Permits Exceptions Schedule or as would not be material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries hold all material permits, licenses, certificates, accreditations or other authorizations or consents of a Governmental Entity (“Permits”) required for the conduct of the businesses of the Company and its Subsidiaries (including the operation of the Company’s and its Subsidiaries’ real property and tangible assets). Each such Permit is valid and in full force and effect. The Company, its Subsidiaries and their employees are, and have at all times been, in material compliance with all of the terms and requirements of each such Permit. This Section 3.17 does not address compliance with, or permits, licenses and other authorizations required under, Environmental Requirements, which are addressed solely in Section 3.18.

3.18        Environmental Matters. Except as set forth on the attached Environmental Matters Schedule:

(a)           The Company and its Subsidiaries are, and since October 31, 2013, have been in material compliance with all Environmental Requirements.

(b)           The Company and its Subsidiaries have obtained all material permits, licenses and other authorizations required under Environmental Requirements, and the Company and its Subsidiaries are in compliance in all material respects with such permits, licenses and authorizations.

(c)           Neither the Company nor any Subsidiary has since October 31, 2013, received any written notice or, to the knowledge of the Company, any other notice of any material violation of Environmental Requirements, or any written notice, or to the knowledge of the Company, any other notice of any material investigatory, remedial or corrective obligation arising under Environmental Requirements, relating to the Company, its Subsidiaries or their facilities.

(d)           As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to, or subject to the terms of, any material governmental order that imposes any material investigatory, remedial or corrective obligation under any Environmental Requirements in connection with its respective businesses.

3.19        Compliance with Health Care Laws; HIPAA Matters.

(a)           Neither the Company nor any of its Subsidiaries has (A) failed to comply with or has been assessed a civil money penalty under 42 U.S.C. § 1320a-7a or any regulations promulgated thereunder, or violated the Federal False Claims Act (31 U.S.C. § 3729-3733), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), and False Statements Relating to Health Care Matters (18 U.S.C. § 1035), (B) failed to materially comply with the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act, Health Care Fraud (18 U.S.C. § 1347), except as would not have or be reasonably likely to have, a Material Adverse Effect, (C) been excluded, suspended or debarred by the Office of Inspector General for the Department of Health and Human Services (“OIG”) or the General Services Administration (“GSA”) from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), including Medicare or Medicaid, nor are any of the foregoing Persons aware of any pending or threatened investigation or government action that may lead to such an exclusion, suspension or debarment, (D) been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program relating to the unlawful manufacture, distribution, prescription, or dispensing of a prescription drug or a controlled substance, (E) failed to comply with the requirements of Section 340B of the Public Health Services Act, as amended, or the requirements of the Veterans Health Care Act, except as otherwise disclosed in the Disclosure Schedule, (F) entered into any agreement or settlement with any Governmental Entity with regard to any alleged non-compliance with, or violation of, any requirements of law, (G) failed to disclose any overcharges to the government, or (H) been a party to or subject to any action concerning any of the matters described above in clauses (A) through (G).

(b)           The Company and its Subsidiaries have established and implemented such policies, programs, procedures, Contracts and systems as are necessary to materially comply with applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”) and their implementing regulations, except as would not have or be reasonably likely to have, a Material Adverse Effect. The Company and its Subsidiaries represent and warrant that neither the Company nor Subsidiaries has ever investigated, assessed a penalty, or issued corrective action under HIPAA.

(c)           Neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge, any employee of the Company or its Subsidiaries has received any written communication from any Governmental Entity that alleges that the Company or any Subsidiary is not in material compliance with HIPAA or the HITECH Act.

(d)           As of the date hereof, to the Company’s knowledge, no Breach has occurred with respect to any unsecured Protected Health Information that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D.

(e)           For purposes of this Section 3.19, (i) “Breach” means a breach of unsecured Protected Health Information as defined in 45 C.F.R. Section 164.402, and (ii) “Protected Health Information” means individually identifiable health information transmitted by electronic media, maintained in electronic media or transmitted or maintained in any other form or medium.

3.20        Compliance with Food Drug and Cosmetic Act.

(a)           Except as set forth on the FDCA Schedule, the products of the Company and its Subsidiaries have been developed, manufactured, distributed and marketed in substantial compliance with all applicable requirements under the Federal Food Drug and Cosmetic Act (“FDCA”) and any similar Law, including those relating to investigational use, premarket approval, placing on the market and putting into service, good manufacturing practices, labeling, advertising, record keeping, recalls, corrections and removals, and the filing of adverse event reports and compliance with other postmarketing obligations. Except as set forth on the FDCA Schedule, neither the Company nor any Subsidiary has received any formal or informal notice or other communication from the Food and Drug Administration (“FDA”) or any other Medical Product Regulatory Authority, including any warning or untitled letter, (i) contesting the premarket approval, manufacturing, labeling, or promotion of the products of the Company or any Subsidiary or (ii) otherwise alleging any violation or appearance of any violation of any Law by the Company or any Subsidiary relating to the products of the Company or any Subsidiary.

(b)           Except as set forth on the FDCA Schedule, since October 31, 2013, the products of the Company and its Subsidiaries have not been recalled, withdrawn, subject to a correction or removal, seized, suspended or discontinued by the Company or any Subsidiary (whether voluntarily or otherwise). No proceedings (whether completed or pending) seeking the recall, withdrawal, correction or removal, seizure, injunction or suspension of the products of the Company or its Subsidiaries or premarket approvals or marketing authorizations are pending, or to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, nor have any such proceedings been pending at any time since October 31, 2013.

(c)           The Company and its Subsidiaries have been and are in substantial compliance with 21 U.S.C. secs. 360 and 360e and applicable FDA implementing regulations, including 21 C.F.R. Parts 812, 814, and 860, and similar Laws and all terms and conditions of any applicable premarket approval applications and the Class II Special Controls Guidance Document: Pharmacy Compounding Systems; Final Guidance for Industry and FDA, issued on March 12, 2001, and investigational device exemption submissions under the FDCA with respect to the products of the Company and its Subsidiaries. Except as set forth on the FDCA Schedule, the Company and its Subsidiaries have been and are in substantial compliance with Council Directive 93/42/EEC concerning medical devices, as amended, and implementing legislation and related guidance with respect to the products of the Company and its Subsidiaries.

(d)           Each article of the products of the Company and its Subsidiaries manufactured and/or distributed by the Company or its Subsidiaries (including products in inventory) is not adulterated within the meaning of 21 U.S.C. sec. 351 (or similar Law) or misbranded within the meaning of 21 U.S.C. sec. 352 (or similar Law).

(e)           None of the Company, its Subsidiaries or their respective officers, employees or agents have made, with respect to the products of the Company or its Subsidiaries, any untrue statement of a material fact or any fraudulent statement to the FDA or any other Medical Product Regulatory Authority, nor has any such Person failed to disclose any material fact required to be disclosed to the FDA or any other Medical Product Regulatory Authority.

(f)            To the knowledge of the Company, all pre-clinical and clinical investigations conducted or sponsored by the Company or its Subsidiaries with respect to the products of the Company or its Subsidiaries have been and are being conducted in compliance with all requirements of the FDA and all applicable Laws, including those with respect to good laboratory practices, investigational device exemption requirements, good clinical practices (including requirements relating to informed consent and institutional review boards designed to ensure the protection of the rights and welfare of human subjects), and Laws restricting the use and disclosure of individually identifiable health information, protecting patient privacy and relating to the use of personal data.

3.21        Affiliated Transactions.

(a)           Except as set forth on the attached Affiliated Transactions Schedule, no Company Related Party (other than an employee of the Company or any of its Subsidiaries in his or her capacity as an employee) is a party to any Contract with the Company or its Subsidiaries (any such Contract, a “Related Party Contract”) or, to the knowledge of the Company, has any material interest in any material property used by the Company or its Subsidiaries. To the knowledge of the Company, no member of the immediate family of any Company Related Party (either personally or through a trust or entity directly or indirectly controlled by such person) is a party to any Contract with the Company or its Subsidiaries.

(b)           Neither the Company or its Subsidiaries, nor, to the knowledge of the Company, any representative of the Company or its Subsidiaries, has at any time, directly or indirectly (through third parties):

(i)            used any corporate funds (A) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (B) to make any unlawful payment to any governmental official or employee or any other Person, or (C) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(ii)           made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company or its Subsidiaries;

(iii)          authorized, offered, promised, provided, made, solicited or accepted any payoff, influence payment, bribe, corrupt rebate or other benefit, kickback or unlawful payment to or from any Person;

(iv)          authorized, offered, promised, provided, made, solicited or accepted any payment (whether or not lawful), favor, or anything of value (whether in the form of property or services, or in any other form) to or from any Person, for the purpose of corruptly obtaining, retaining, or directing business, favorable treatment in securing business, or any other special concession;

(v)           have otherwise violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 or its predecessor legislation, or any other applicable anti-corruption Laws (collectively “Anti-Corruption Laws”); or

(vi)          been the subject of any accusation, allegation, voluntary disclosure, investigation, indictment, plea or settlement agreement, decree, judicial order, litigation, non-prosecution agreement, deferred prosecution agreement, or other enforcement action related to Anti-Corruption Laws.

3.22        Customers. The Customer Schedule sets forth the name of the top ten (10) customers of the Company for the twelve (12) month period ended March 31, 2015.

3.23        Sale of Company Hardware; Performance of Services; Warranties.  Except as set forth in the Products Schedule corresponding to the subsections specified below:

(a)           Since October 31, 2013, each item of Company Hardware that has been sold, licensed or distributed by the Company or its Subsidiaries to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract; and (ii) was free of any material design defects, material construction defects or other material defects or material deficiencies at the time of sale.  Since October 31, 2013, all repair services and other services that have been performed by the Company and its Subsidiaries on any Company Hardware were performed in conformity in all material respects with the terms and requirements of all applicable warranties and other Contracts.

(b)           Since October 31, 2013, no items of Company Hardware manufactured or sold by the Company or its Subsidiaries has been the subject of any recall or other similar action.

(c)           Since October 31, 2013, no customer or other Person has ever asserted in writing any material claim against the Company or its Subsidiaries under or based upon any warranty provided by or on behalf of the Company or its Subsidiaries.

(d)           Since October 31, 2013, none of the Company or any of its Subsidiaries have received written notice or to the knowledge of the Company, other notice or information, as to any claim or allegation of personal injury, death or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any item of Company Hardware manufactured, sold or distributed by, or in connection with any service provided by, or based on any error or omission or negligent act in the performance of services by, the Company or any of its Subsidiaries.

3.24        Brokerage. Except as described on the Transaction Expenses and Payments Schedule, no Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on any arrangement or Contract made by or on behalf of the Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company (except for the representations and warranties set forth in Section 4.09 which are made solely as of the Closing Date) as of the date of this Agreement that:

4.01        Organization and Power. Each Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

4.02        Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or other entity action, and no other corporate or other entity proceedings on the part of either Buyer are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by each Buyer and, assuming the due authorization, execution and delivery by the Company and the Sellers, constitutes a legal, valid and binding obligation of each Buyer, enforceable against each Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03        No Breach. No Buyer is subject to or obligated under its Organizational Documents or, except for the applicable Blue Sky Law requirements, if any, and the pre-

acquisition notification requirements of the HSR Act, any applicable law, or rule or regulation of any governmental authority, or any material Contract or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by such party’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

4.04        Governmental Consents, etc. Except for the applicable requirements of the HSR Act and Blue Sky Laws and the clearance, consent and approval requirements listed on the Buyer Authorization Schedule and as would not have a Material Adverse Effect, neither Buyer nor, insofar as it arises as a result of any legal or regulatory status of either Buyer or its respective Affiliates, the Company nor any of its Subsidiaries, is required to submit any notice or report to, or approval application or other filing with any Governmental Entity and no clearance, consent, approval or authorization of any Governmental Entity is required to be obtained by either Buyer, or, insofar as it arises as a result of any legal or regulatory status of Buyer or its respective Affiliates, the Company or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby. No Buyer is subject to any outstanding judgment, order or decree of any court or Governmental Entity which could prohibit or adversely affect its ability to enter into this Agreement or consummate the transactions contemplated hereby or which would reasonably be expected to have a Material Adverse Effect on the Company after the Closing.

4.05        Litigation. There are no actions, suits or proceedings pending or, to Buyer’s knowledge, overtly threatened in writing against Buyer, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby in any material respect.

4.06        Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or Contract made by or on behalf of Buyer for which the Company or the Sellers could become liable or obligated.

4.07        Investment Representation. Buyer is acquiring the Company for its own account with the present intention of holding such securities for investment purposes and not with a view to any public distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of the ownership of the equity of the Company. Buyer has had an opportunity to ask questions of and receive answers from the Company and its Subsidiaries concerning the terms and conditions of this Agreement and to obtain any additional information relating to the Company, its Subsidiaries and their respective businesses. Buyer has been afforded access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation and has conducted a due diligence investigation of the Company and its Subsidiaries. Buyer acknowledges that the equity of the Company has not been registered under the Securities Act or the Exchange Act or any state or foreign securities laws and that the Company Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities laws.

4.08        Sufficient Funds.

(a)           Buyer has delivered to the Company complete and correct copies of (i) the executed commitment letter, dated as of the date hereof, from Wells Fargo Bank, National Association (together with all exhibits, annexes, schedules and attachments thereto, including the Redacted Fee Letter, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the lenders party thereto have committed to lend the amounts set forth therein to Buyer for the purpose of financing the transactions contemplated by this Agreement (such financing, the “Debt Financing”).

(b)           Assuming the satisfaction of the conditions to Buyer’s obligation to purchase all of the Company Interests from the Sellers, the aggregate net proceeds of the Debt Financing (when funded in accordance with the terms of the Debt Commitment Letter) together with Buyer’s available cash will be sufficient for Buyer, to consummate the transactions contemplated hereby and to pay all related fees and expenses for which Buyer will be responsible. The Debt Commitment Letter sets forth all of the conditions precedent of Buyer to the obligations of the lenders party thereto to make the full amount of the Debt Financing available to Buyer on the terms set forth in the Debt Commitment Letter and there are no other conditions precedent related to the funding of the full amount of the Debt Financing, except as expressly set forth in the Debt Commitment Letter. Buyer affirms that it is not a condition to Closing or any of its other obligations under this Agreement that Buyer obtain financing for or related to any of the transactions contemplated hereby.

4.09        Solvency.  Assuming that the Company and its Subsidiaries are Solvent as of the Closing, but without giving effect to the consummation of the transactions contemplated hereby, and assuming the truth and accuracy of the representations and warranties of the Company and its Subsidiaries, as of the Closing and immediately after giving effect to the consummation of the transactions contemplated hereby, (a) the fair value of the property of Omnicell, Inc. and its Subsidiaries (on a consolidated basis) is greater than the total amount of liabilities, including contingent liabilities, of Omnicell, Inc. and its Subsidiaries (on a consolidated basis), (b) the present fair salable value of the assets of Omnicell, Inc. and its Subsidiaries (on a consolidated basis) is not less than the amount that will be required to pay the probable liability of Omnicell, Inc. and its Subsidiaries (on a consolidated basis) on their debts as they become absolute and matured, (c) Omnicell, Inc. and its subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature, (d) of Omnicell, Inc. and its Subsidiaries (on a consolidated basis) are not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such their property would constitute an unreasonably small capital, and (e) Omnicell, Inc. and its subsidiaries are able to pay their debts and liabilities, contingent obligations and other commitments as they become absolute and matured in the ordinary course of business.

4.10                        No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III and Article V or contained in any exhibit or schedule to this Agreement, or in the Seller Guarantee or any of the Noncompete Agreements, Buyer hereby acknowledges and agrees that (a) neither the Company or any of its Subsidiaries, nor any of their respective Affiliates, unitholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Buyer or any of its Affiliates, stockholders, unitholders, directors, officers, employees, agents, representatives or advisors, or any other Person, and (b) except as set forth in Article IX, neither the Company nor any of its Subsidiaries, nor or any of their respective Affiliates, unitholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Buyer or any of its Affiliates, stockholders, unitholders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to Buyer or any of its Affiliates, stockholders, unitholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or the use by Buyer or any of its Affiliates, stockholders, unitholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Buyer or any of its Affiliates, stockholders, unitholders, directors, officers, employees, agents, representatives or advisors, or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the transactions contemplated by this Agreement.

4.11                        No Knowledge of Misrepresentations or Omissions. As of the date of this Agreement, Buyer has no actual knowledge that the representations and warranties of the Company in this Agreement and the Disclosure Schedules are untrue or incorrect in any respect, and as of the date of this Agreement, Buyer has no actual knowledge of any material errors in, or material omissions from, the Disclosure Schedules to this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants to Buyer, as to itself only, that:

5.01                        Authorization; Valid and Binding Agreement.  The execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or other entity action, and no other corporate or other entity proceedings on the part of such Seller is necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of each such party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.02                        No Breach. Such Seller is not subject to or obligated under their respective Organizational Documents, any applicable law, or rule or regulation of any governmental authority, or any material Contract or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by such party’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

5.03                        Litigation.  There are no actions, suits or proceedings pending or threatened in writing against either of such Seller, or to the knowledge of such Seller, otherwise threatened against such Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect such Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.04                        Brokerage.  No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based on any arrangement or Contract made by or on behalf of the Company or such Seller for which the Company, any of its Subsidiaries, Buyer or such Seller could become liable or obligated.

5.05                        Ownership.  Such Seller holds of record and owns beneficially all of the Company Interests set forth opposite such Seller’s name on the Ownership Schedule, free and clear of any Liens (other than any restrictions that shall be released, waived or otherwise terminated in connection with the Closing and other than any restrictions under the Securities Act and state securities laws or Liens created by or resulting from actions of Buyer) and good, valid and marketable title to such Company Interests shall be transferred to Buyer at Closing, free and clear of all Liens.  There are no and such Seller is not a party to any (a) option, warrant, right, Contract, call, pledge, put or other agreement or commitment providing for the disposition or acquisition of the Company Interests or (b) voting trust, proxy or other agreement or understanding with respect to the voting of any of the Company Interests.

ARTICLE VI

CERTAIN PRE-CLOSING COVENANTS

6.01                        Conduct of the Business.

(a)                                 From the date hereof until the Closing Date or the earlier termination of this Agreement, the Company shall use its commercially reasonable efforts to carry on its and its Subsidiaries’ businesses, and manage their respective expenses, in the ordinary course of business and substantially in the same manner as previously conducted, including using its commercially reasonable efforts, in light of the announcement of the transactions contemplated by this Agreement, to preserve intact its current business organization, keeping available the services of its current officers and employees and maintaining its relations and good will with all suppliers, customers, landlords, creditors, employees, merchants and other Persons having business relationships with the Company and its Subsidiaries (other than terminations of employees for cause following reasonable consultation with Buyer), except to the extent Buyer shall have otherwise consented (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)                                 Without limiting the generality of the foregoing, from the date hereof until the Closing Date or the earlier termination of this Agreement, except as expressly provided for by this Agreement, set forth on the Conduct of Business Schedule, required by law or consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any Subsidiary to:

(i)                                     declare any dividends on or make other distributions in respect of their respective equity securities or the Company Interests (other than dividends or distributions made by direct or indirect Subsidiaries of the Company to the Company); provided, however, no such dividend or distribution shall be made: (1) that (A) creates, or increases, an “excess loss account” as described Treas. Reg. Section 1.1502-19 or (B) causes the Company or any Subsidiary of the Company to recognize any income or gain as a result of, or attributable to, such dividend or distribution or (2) to any non-U.S. payee;

(ii)                                  amend or permit the amendment of their respective Organizational Documents;

(iii)                               issue, authorize or propose the issuance of, or purchase or otherwise acquire or propose the purchase or acquisition of, directly or indirectly, any Company Interests or other equity interests or any equity securities convertible or exchangeable into, or rights, warrants or options to acquire or other securities exercisable for, any such Company Interests or other equity interests or other convertible or exchangeable securities;

(iv)                              form any subsidiary (other than as set forth on the New Entity Schedule), merge or consolidate with any other Person, acquire assets of any other Person (except for acquisitions of property, plant, equipment, materials and supplies in the ordinary course of business, assets with an aggregate purchase price of less than $100,000, and acquisitions of assets that constitute capital expenditures (which shall be limited by clause (xx) below rather than this clause (iv))) or acquire any equity interest or other interest in any other entity;

(v)                                 enter into a Contract imposing any significant geographic restrictions upon the ability of the Company and its Subsidiaries to freely engage in their businesses anywhere in the world or materially limiting their right to compete in any line of business;

(vi)                              except in the ordinary course of business, modify or terminate any Material Contract, or any other Contract that is material to the Company and its Subsidiaries taken as a whole;

(vii)                           except in the ordinary course of business, or on terms that are, in the aggregate, consistent in all material respects with, or more favorable to the Company than, the terms of comparable Material Contracts set forth on the Material Contracts Schedule, enter into or permit any of the assets owned or used by it to become bound by any Contract that would constitute a Material Contract if it had been entered into prior to the date of this Agreement, unless otherwise prohibited by another clause of this Section 6.01(b);

(viii)                        enter into a Contract relating to the pending acquisition of a business or, except for inventory and other tangible property acquired in the ordinary course of business or in accordance with Section 6.01(b)(xx), assets having a fair market value in excess of $100,000 or lease or license any right or other asset from any other Person for an aggregate value in excess of $100,000;

(ix)                              sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber any of its assets other than (A) in the ordinary course of business or (B) sales of assets with a sale price (including any related assumed Indebtedness) that does not exceed $50,000 individually or $100,000 in the aggregate; provided that the Company may enter into Contracts for non-exclusive licenses for its Enterprise Medication Manager software solutions, that include the right to sublicense, with hospitals or health systems, provided that such licenses or sublicenses do not permit further development to the Enterprise Medication Manager software platform;

(x)                                 (A) settle any claim, litigation or action, whether now pending or hereafter made or brought, that is material to the Company and its Subsidiaries taken as a whole, unless (x) such claim, litigation or action is a Specified Litigation Matter or (y) such settlement involves only the payment by the Company of monetary damages (including cash or discounted or free goods or services) having a discount or cash value less than the “Claim Amount” set forth with respect to such matter on the Litigation Schedule, would not result in an order, injunction or other equitable remedy, includes an unconditional release of the Company and its Affiliates (including Buyer) from all liability on claims that are the subject matter of the proceeding or dispute and does not include any findings of fact or admission of culpability as to the Company, its Subsidiaries or Buyer or (B) commence any material claim, litigation or action;

(xi)                              incur, assume or otherwise become subject to any liability, including drawing down on any letter of credit, except for current liabilities (of the type required to be reflected in the “liabilities” column of a balance sheet prepared in accordance with GAAP) and accounts payable incurred in the ordinary course of business;

(xii)                           enter into a collective bargaining agreement;

(xiii)                        waive any rights of material value;

(xiv)                       make any change in any method of accounting or accounting practice or policy used by the Company, other than changes required by GAAP or applicable law, statute, rule, or regulation;

(xv)                          enter into any Contract with any of its corporate directors or officers (or with any relative, beneficiary, spouse, or Affiliate of such Persons), other than as expressly contemplated by this Agreement;

(xvi)                       prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), enter into any Tax allocation, indemnity or sharing agreement (other than ancillary provisions not applicable to income Taxes in commercial agreements entered into in the ordinary course of the Company’s or any of its Subsidiaries’ business for the (A) purchase or rental of goods, (B) provision of services, (C) borrowing of money, (D) rental of personal or real property, or (E) licensing of intangible property), amend any Tax Return, settle or otherwise compromise any claim, notice, audit report or assessment relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, request any ruling or similar guidance with respect to Taxes, or consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;

(xvii)                    incur, assume, guarantee or otherwise become liable for any Indebtedness, mortgage, pledge or otherwise incur any Lien on any of the Company’s or its Subsidiaries’ assets (other than Permitted Liens), amend or otherwise modify the terms of the Credit Agreement, or issue, offer, place or arrange, or engage any Person to do any of the foregoing, any debt securities or credit facilities of the Company or any Subsidiary;

(xviii)                 cancel any of the insurance policies identified on the Insurance Schedule or reduce the amount of any insurance coverage provided by such insurance policies (it being understood that the Company and its Subsidiaries shall be permitted to replace or consolidate any insurance coverage, with the same or with a new carrier, on terms that are at least as comprehensive in the aggregate as, and at a premium cost not materially in excess of, any existing insurance policy at the time such change is made);

(xix)                       advance or loan any amount, other than (i) routine and reasonable travel advances made to current employees of the Company, (ii) advances to sales representatives in the ordinary course of business consistent with past practice or (iii) advances on payroll to non-officer employees which are immaterial to the Company, in each case made in the ordinary course of business;

(xx)                          make any capital expenditure (excluding capitalized product development costs), except for (A) capital expenditures for the specified items and in amounts that do not deviate greater than 5% in cost from those set forth on the Capital Expenditures Schedule or (B) other capital expenditures not to exceed $250,000, with any such capital expenditures under sections (A) and (B) hereof not to exceed $2,500,000 for the period commencing March 31, 2015 and ending March 31, 2016;

(xxi)                       fail to pay any accounts payable on the applicable due date (other than delays due to bona fide disputes, or which are otherwise consistent with past practice or allowed under the applicable payment terms);

(xxii)                    make any material modifications to its practice of collecting accounts receivable, including delaying the collection of accounts receivable, or fail to maintain levels of inventory and WIP consistent with past practice and the ordinary course of business;

(xxiii)                 hire any new employee with a starting base salary and target first year bonus (excluding any commission-based compensation) in excess of $150,000 in the aggregate, or enter into any employment or severance agreement with any employee (other than severance required by applicable Law), in each case, other than new employees hired to fill positions contemplated by the annual budget or to replace any employee whose employment terminates for any reason after the date of this Agreement, including replacing a departed employee with another current employee of the Company or its Subsidiaries;

(xxiv)                increase the compensation of any employee, except for increases in the base compensation and/or annual bonuses of employees in the ordinary course of business consistent with past practice, and in an amount not to exceed (A) 5% of the aggregate current base compensation and annual target bonus opportunity of all employees or (B) 10% of the aggregate current base compensation and annual target bonus opportunity for any one employee, except as otherwise set forth on the Conduct of Business Schedule;

(xxv)                   other than in the ordinary course of business, write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other Indebtedness;

(xxvi)                enter into any Contract or transaction that is not in the ordinary course of business that would result in the Company or any Subsidiary being liable for any material amount of Tax;

(xxvii)             enter into any agreement or transaction that is not in the ordinary course of business that would result in the Company or any Subsidiary realizing any material amount of income for U.S. federal income Tax purposes that would be in excess of any cash or cash equivalents received by the Company or any Subsidiary in respect of such income within three (3) months after the date such income is realized;

(xxviii)          adopt, amend or terminate any Plan, other than in connection with renewing existing Plans upon the expiration thereof on terms substantially similar in the aggregate with the Plans being renewed;

(xxix)                enter into any Related Party Contract or modify, amend or terminate any Related Party Contract;

(xxx)                   make any payment to any Related Party except to employees in their capacity as such (and in compliance with any other restrictions contained in this Agreement with respect to such payments); or

(xxxi)                agree or commit to do any of the foregoing.

(c)                                  The Company shall cause one or more of its officers to report regularly to Buyer, at Buyer’s reasonable request and upon reasonable prior written notice from Buyer, concerning the status of the Company’s business.

6.02                        Access.

(a)                                 Books and Records.  From the date hereof until the Closing Date or the earlier termination of this Agreement, subject to Section 7.01, the Company shall provide Buyer and its authorized representatives (“Buyer’s Representatives”) with commercially reasonable access, during normal business hours and upon reasonable notice, to the offices, properties, personnel, books and records of the Company and its Subsidiaries in order for Buyer to effect a smooth transition of the Company and its Subsidiaries to Buyer; provided, however, that (a) such access shall not unreasonably interfere with the business operations of the Company and its Subsidiaries and (b) nothing herein shall require the Company to provide access to, or to disclose any information to, Buyer or any of its representatives if such access or disclosure, in the good faith reasonable belief of the Company, (x) would waive any legal privilege or (y) would be in violation of applicable laws or regulations of any Governmental Entity (including competition laws) or the provisions of any Contract to which the Company or any of its Subsidiaries is party. Buyer is not authorized to and shall not (and shall cause its Buyer’s Representatives and Affiliates not to) contact any officer, employee, independent contractor, customer, supplier, consultant or any other material business relation of the Company or any of its Subsidiaries prior to the Closing with respect to any matter arising out of this Agreement or the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) (as provided by Kraig McEwen). Buyer acknowledges that it remains bound by the Non-Disclosure Agreement, dated December 3, 2013, by and between Omnicell, Inc. and Francisco Partners III, L.P., for the benefit of the Company (as amended or supplemented through the date of this Agreement, the “Confidentiality Agreement”); provided, however that Buyer and Buyer’s Representatives may provide the Required Information and other information about the Company and its Subsidiaries to

Financing Sources under customary confidentiality terms and agreements and may file or furnish the Required Information in filings with the U.S. Securities and Exchange Commission to the extent required or appropriate in connection with the Debt Financing or other financing transaction, whether as a result of the operation of Regulation S-X, to comply with obligations under Regulation FD under the Securities Act or otherwise.  Except as set forth in the proviso to the prior sentence, all information provided or obtained in connection with the transactions contemplated hereby will be held by Buyer in accordance with the Confidentiality Agreement.  The Confidentiality Agreement shall terminate automatically, without any action by any party, upon the Closing.  In the event of a conflict or inconsistency between the terms hereof and the Confidentiality Agreement, the terms hereof will govern.

(b)                                 Financial Information; Litigation.  Without limiting generality of the foregoing, and subject to the Confidentiality Agreement, from the date hereof until the Closing Date, the Company shall, and shall cause the respective representatives of the Company and its Subsidiaries to: (A) provide Buyer and Buyer Representatives with such copies of the books, records, Tax Returns, work papers and other documents and information relating to the Company and its Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and its Subsidiaries, as Buyer may reasonably request; (B) permit Buyer Representatives to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company responsible for the Company’s financial statements and the internal controls of the Company and its Subsidiaries to discuss such matters as Buyer may reasonably deem necessary or appropriate in order to enable Buyer to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto or otherwise in connection with the transactions contemplated under this Agreement; and (C) (x) keep legal counsel selected by Buyer, in its sole discretion, informed, following Buyer’s reasonable request, of any developments with respect to any of the matters set forth on the Litigation Schedule and (y) for any Proceeding not set forth on the Litigation Schedule, permit legal counsel selected by Buyer, in its sole discretion, to participate in discussions regarding the defense of any such material Proceeding, including discussions of matters of strategy and tactics.  Without limiting the generality of any of the foregoing, subject to the Confidentiality Agreement, from the date hereof until the Closing Date, Company shall promptly provide Buyer with copies of:

(i)                                     any audited year-end financial statements, which shall be provided by the Company to Buyer as soon as they become available;

(ii)                                  a monthly booking forecast, expenditures report and cash balances report, which shall be delivered by the Company to Buyer within ten days after the end of such calendar month, in each case, in the format agreed to by the Company and Buyer;

(iii)                               the unaudited quarterly consolidated balance sheets of the Company as of the end of each fiscal quarter and the related unaudited quarterly consolidated statements of operations, and statements of cash flows for such fiscal quarter, as well as a quarterly revenue forecast, all of which shall be delivered by the Company to Buyer within thirty (30) days after the end of such fiscal quarter; and

(iv)                              any material, non-privileged notice, document or other communication sent by or on behalf of, or sent to, any of the Company or its Subsidiaries, relating to any Proceeding threatened in writing against Company or any of its Subsidiaries after the date of this Agreement, except for Proceedings in which the amount in controversy is not likely to exceed $50,000.

6.03                        Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 8.01, the Sellers and the Company shall ensure that none of the Sellers, the Company, their respective Subsidiaries or their respective employees, officers, directors, investors, affiliates, agents or authorized representatives (including, without limitation, Francisco Partners) directly or indirectly solicit, initiate or engage in discussions or negotiations or enter into an agreement with, provide any information to, or otherwise encourage any Person (other than Buyer, Buyer’s Representatives and the Financing Sources) concerning any purchase and sale of all or substantially all of the Company Interests, any merger involving the Company, any purchase and sale of all or substantially all of the assets of the Company and its Subsidiaries or any similar transaction involving the Company (other than sales of assets in the ordinary course of business).

6.04                        Consents.  The Company shall, prior to the Closing, use commercially reasonable efforts to obtain all consents, approvals or waivers and deliver any notices required to be made and obtained, including those listed on the Authorization Schedule, in connection with the consummation of the transactions contemplated by this Agreement pursuant to any applicable law or contract, or otherwise.  Notwithstanding the foregoing, (a) the mere failure to obtain any actions, consents, approvals or waivers required to be obtained in connection with the consummation of the transactions contemplated by this Agreement shall not constitute a breach of this Agreement and (b) all obligations of Buyer, Sellers and the Company relating to the Debt Financing shall be governed exclusively by Section 6.05 and Section 6.06, and not this Section 6.04.

6.05                        Financing.

(a)                                 Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the proceeds of the Debt Financing, including using reasonable best efforts to: (i) maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) comply with its obligations under the Debt Commitment Letter, (iii) negotiate and enter into Financing Agreements with respect thereto, (iv) satisfy on a timely basis all conditions precedent to the obligations of the Financing Sources applicable to, and within the control of Buyer under the Debt Commitment Letter, and (v) in the event all conditions in the Debt Commitment Letter and all conditions precedent hereunder to Buyer’s obligations in Section 2.02 have been satisfied, cause the Financing Sources to consummate and fund the Debt Financing at or prior to the Closing (with respect to amounts required to consummate the transactions contemplated hereby). Without limiting the generality of the foregoing, Buyer shall use reasonable best efforts to ensure that it complies with any minimum liquidity or similar conditions precedent included in the Debt Commitment, to the extent that such compliance is required by the Financing Sources as a condition to the Debt Financing.

(b)                                 Subject to Section 6.05(c), Buyer shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision or remedy under the Debt Commitment Letter or Financing Agreements without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), if such amendments, modifications or waivers would impose new or additional conditions precedent or otherwise expand, amend or modify any of the conditions precedent in a manner adverse to Buyer, Sellers or the Company, in each case, solely to the extent that such amendment or modification would be reasonably likely to (A) prevent or delay or impair the ability of Buyer to consummate the transactions contemplated hereby, (B) adversely impact the ability of Buyer to enforce its rights or remedies against the other parties to the Debt Commitment Letter or Financing Agreements or (C) make the timely funding of the Debt Financing or satisfaction of the conditions precedent to obtaining the Debt Financing any less likely to occur.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have the right to substitute other debt or equity financing for all or any portion of the Debt Financing contemplated by the Debt Commitment Letter from the same and/or alternative Financing Sources so long as such substitute financing is subject to funding conditions that are not less favorable to Buyer than the funding conditions set forth in the Debt Commitment Letter and so long as such substitute financing would not adversely impact the ability of Buyer to consummate the transactions contemplated hereby on a timely basis.

(d)                                 In the event that any portion of the Debt Financing becomes unavailable in the manner or from the sources contemplated in the Debt Commitment Letter or Financing Agreements, (i) Buyer shall promptly (but in any event within three (3) Business Days) so notify the Company in writing and (ii) Buyer shall use its reasonable best efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative financial institutions in an amount (after taking into consideration the funds otherwise expected to be available to Buyer) equal to the lesser of (x) an aggregate amount sufficient to consummate the transactions contemplated hereby, and (y) the amount of financing that was contemplated by the Debt Commitment Letter (including any fees, premiums and expenses payable in connection therewith) on the date of this Agreement as promptly as practicable following the occurrence of such event; provided, however, that Buyer shall not be required to obtain, negotiate or enter into any Financing Agreements with respect to any Debt Financing on terms and conditions that are materially less favorable, in the aggregate, to Buyer than those in the Debt Commitment Letter (taking into account any flex provisions). The definitive agreements entered into in connection with any Debt Financing or Alternative Financing, as applicable, are referred to in this Agreement, collectively, as the “Financing Agreements.” In the event any alternative or substitute debt financing (an “Alternative Financing”) is obtained in accordance with Section 6.05(c) or this Section 6.05(d), (A) any reference in this Agreement to the “Debt Financing” shall mean the financing contemplated by such Alternative Financing as permitted to be modified pursuant to this Section 6.05, and (B) if a new financing commitment letter is entered into in connection with such Alternative Financing (the “New Commitment Letter”), references in this Agreement to the Debt Commitment Letter (except for purposes of Section 4.08) shall be deemed to include the New Commitment Letter and any other Debt Commitment Letter(s) that are not superseded by the New Commitment Letter at the time in question.

(e)                                  Buyer shall (i) furnish the Company complete and correct copies of the Financing Agreements or any alternative financing agreement entered into in accordance with this Section 6.05 promptly upon their execution (provided that any Fee Letter may be redacted with respect to fees and other provisions that do not affect the conditionality of the applicable Debt Financing), (ii) give the Company prompt (and in any case within two (2) Business Days) written notice of any breach or threatened breach of which Buyer is or becomes aware by any party of any of the Debt Commitment Letter or the Financing Agreements or any termination or threatened termination thereof, and (iii) otherwise keep the Company reasonably informed in a timely manner of the status of its efforts to arrange the Debt Financing.

6.06                        Financing Cooperation.

(a)                                 Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its and their representatives to, and provide to Buyer such customary and necessary cooperation, at Buyer’s sole expense, as may be reasonably requested by Buyer to assist Buyer in causing the conditions in each Debt Commitment Letter to be satisfied and such customary cooperation as is otherwise reasonably necessary and reasonably requested by Buyer solely in connection with obtaining the Debt Financing (and any Alternative Financing), which cooperation shall include (without limiting the generality of the foregoing):

(i)                                     upon reasonable advance notice, causing its management team, external auditors and other non-legal advisors to assist in preparation for and to participate in a reasonable number of meetings, due diligence sessions and drafting sessions with the Financing Sources and potential lenders;

(ii)                                  to the extent appropriate, using commercially reasonable efforts to enable any syndication and marketing efforts for the Debt Financing to benefit from the Company’s existing lending and investment banking relationships;

(iii)                               subject to the limitations set forth in Section 6.06(a)(iv), using reasonable best efforts to assist with the timely preparation of customary rating agency presentations, bank information memoranda and similar customary documents required in connection with the Debt Financing, including the marketing and syndication thereof;

(iv)                              subject to Section 6.02, furnishing Buyer and its Financing Sources as promptly as practicable with (A) information regarding the Company and its Subsidiaries to the extent reasonably available to the Company (including information to be used in the preparation of one or more information packages regarding the Company and its Subsidiaries) customarily delivered by a borrower for the arrangement of loans contemplated by the Debt Financing, to the extent reasonably requested by Buyer to assist in preparation of customary rating agency or lender or investor presentations relating to such arrangement of loans (the “Required Information”), provided that the only financial statements that shall be required as part of the Required Information shall be the audited financial statements contemplated in Section 6.06(a)(iv)(B)(1) below and any unaudited financial statements required to be delivered as of any applicable date pursuant to Section 6.06(a)(iv)(B)(2) below, and (B) all reasonably available consolidated financial statements, historical business and other financial data, and audit reports of the Company and its Subsidiaries, and any supplements thereto, in each case reasonably requested by the Financing Sources to prepare the “confidential information memoranda” referred to in the Debt Commitment Letter and other “marketing materials” referred to in the Debt Commitment Letter or necessary for the preparation of customary offering memoranda contemplated by the Debt Financing, including (1) the audited consolidated balance sheets and related consolidated statements of income, members’ equity and cash flows of the Company and its Subsidiaries for the fiscal year ended March 31, 2015 and as of and for the fiscal period beginning September 24, 2013 and ended March 31, 2014 and for each subsequent fiscal year ended at least 90 days prior to the Closing Date (other than with respect to the fiscal year ended September 30, 2015, for which the foregoing shall be furnished upon completion thereof), and (2) the unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Company and its Subsidiaries for the six months ended September 30, 2015 and for each fiscal quarter ended thereafter after the date of the most recent audited financial statements of such Person and at least 45 days prior to the Closing Date and unaudited consolidated statements of income and cash flows for the period elapsed from the beginning of the applicable fiscal year to the end of such fiscal quarter and, in each case, for the comparable periods of the preceding fiscal year;

(v)                                 executing and delivering any customary pledge, guaranty and collateral documents, ancillary document and instruments and customary closing certificates, preparing and delivering of original stock certificates and original stock powers and other instruments (together with appropriate powers relating thereto) to the Financing Sources on the Closing Date (to the extent required in connection with the Debt Financing) and assisting in preparing schedules to any credit agreement, security agreements and other documents in connection with the Debt Financing as may be reasonably requested by Buyer;

(vi)                              delivery to Buyer and the Financing Sources as promptly as reasonably practicable of (A) the documentation and other information requested by the Financing Sources with respect to (x) applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (y) the U.S. Treasury Department’s Office of Foreign Assets Control and the Foreign Corrupt Practices Act (and, in any event, at least five (5) Business Days prior to the Closing Date);

(vii)                           using reasonable best efforts (including by providing customary representations to such accountants) to cause accountants to consent to the use of their reports in any material relating to the Debt Financing; and

(viii)                        providing Buyer prompt notice of any Required Information ceasing to be Compliant.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement (including this Section 6.06): (i) nothing in this Agreement (including this Section 6.06) shall require any such cooperation to the extent that it would (A) require the Sellers, the Company or any of the Company’s Subsidiaries or their respective representatives, as applicable, to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses that are not contingent upon the Closing or incur any liability or give any indemnities that are not contingent upon the Closing, (B) unreasonably interfere with the ongoing business or operations of the Sellers, the Company and the Company’s Subsidiaries, (C) require the Sellers, the Company or any of the Company’s Subsidiaries to take any action that will conflict with or violate the applicable party’s Organizational Documents, any Laws or the Credit Agreement or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Material Contract, (D) require the Company or any of its Subsidiaries to enter into or approve any financing or purchase agreement for the Debt Financing prior to the Closing, or (E) result in the Sellers, the Company or any of the Company’s Subsidiaries incurring any liability with respect to any agreements or matters relating to the Debt Financing prior to the Closing (other than with respect to customary letters referred to above); (ii) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company or any of its Subsidiaries or any of their respective representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than a customary authorization letter) shall be effective until (or that is not contingent upon) the Closing; and (iii) none of the Sellers, the Company or any of the Company’s Subsidiaries or any of their respective representatives shall have any liability or incur any losses, damages or penalties with respect to the Debt Financing or any marketing materials, presentations or disclosure documents in connection therewith in the event the Closing does not occur.

(c)                                  The Company hereby consents to the use of its and its Subsidiaries’ trademarks in connection with the Debt Financing; provided that such trademarks are used solely in conformance with the Company’s trademark usage guidelines and all such uses are in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. All goodwill associated with such uses shall inure to the sole benefit of the Company.

(d)                                 Buyer shall promptly reimburse the Company for any reasonable costs and expenses incurred in connection with the Company’s or any of its Affiliates’ obligations under this Section 6.06.

6.07                        September 30, 2014 and 2015 Audit.  As soon as reasonably practicable following the date of this Agreement, the Company shall change its fiscal year end to September 30 and retain the services of KPMG to prepare audited financial statements of the Company and its Subsidiaries for the eleven-month period ended September 30, 2014 and the twelve-month period ended September 30, 2015 (the “2014-2015 Audit”), at Buyer’s sole cost and expense, subject to Buyer’s prior approval of a statement of work and budget.  Subject to the immediately preceding sentence, the Company shall use commercially reasonable efforts to complete the 2014-2015 Audit as promptly as reasonably practicable.  In the event that the 2014-2015 Audit is completed prior to the date the Closing is to occur, the Company shall deliver to Buyer the 2014-2015 Audit upon completion thereof, it being understood and agreed that neither the completion of the 2014-2015 Audit nor the delivery of the 2014-2015 Audit is a condition to the Closing.

6.08                        Section 280G of the Code.  Prior to the Closing Date, Aesynt Holdings, Inc. shall seek a vote of the Sellers (to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and in a manner reasonably satisfactory to Buyer) as to whether any “disqualified individual” (as defined in Section 280G of the Code) who, in the absence of shareholder approval satisfying the requirements of Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code, would receive payments in connection with the transactions contemplated by this Agreement that would constitute “excess parachute payments” within the meaning of Section 280G of the Code, has a right to receive such payments.  Prior to such vote, Aesynt Holdings, Inc. shall obtain waivers from such individuals in a manner reasonably satisfactory to Buyer, such that unless such payments are approved by the Sellers to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code, no such payments shall be made.  For the avoidance of doubt, the Closing shall not be conditioned on Aesynt Holdings, Inc. receiving such shareholder approval for any such payments.  Sellers agree that in the absence of such shareholder approval, no parachute payments shall be made to any disqualified individual.  The form and substance of all documents contemplated by this Section 6.08, including the waivers, shall be subject to the prior review and reasonable approval of Buyer.

ARTICLE VII

CERTAIN COVENANTS OF BUYER AND SELLERS

7.01                        Contact with Employees, Customers and Suppliers. Prior to the Closing, Buyer and Buyer’s Representatives shall not contact or otherwise communicate with the employees, independent contractors, customers, suppliers, consultants and other material business relations of the Company and its Subsidiaries without the prior written consent of the Company (such consent shall not be unreasonably conditioned, withheld or delayed).

7.02                        Access to Books and Records. From and after the Closing, Buyer shall, and shall cause the Company and its Subsidiaries to, provide the Sellers and their authorized representatives with access at all reasonable times to the offices, properties, personnel and books and records of the Company and its Subsidiaries as reasonably requested by the Sellers for periods prior to the Closing Date in connection with any Tax matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that any such access shall not unreasonably interfere with the business operations of the Company and its Subsidiaries. Unless otherwise consented to by the Sellers, such consent not to be unreasonably withheld, conditioned or delayed, Buyer shall not permit the Company or its Subsidiaries, for a period of seven (7) years following the Closing Date, to destroy, alter or otherwise dispose of any material books and records of the Company or its Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date and that would be required to be retained for purposes of compliance with applicable Tax Laws without first giving reasonable prior notice to the Sellers and offering to surrender to the Sellers such books and records or such portions thereof.

7.03                        Director and Officer Liability and Indemnification.

(a)                                 For a period of six (6) years after the Closing, Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify any provision in their respective Organizational Documents as now in effect relating to the exculpation or indemnification of any officers, managing members, managers, directors or equivalent Persons (unless required by law), it being the intent of the parties that the officers, managing members, managers, directors and equivalent Persons of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent of the law.

(b)                                 For a period of six (6) years after the Closing, Buyer shall, or shall cause the Company and its Subsidiaries to, take all necessary steps to acquire and maintain a liability insurance policy (or acquire an equivalent tail-policy) for the benefit of the Company’s and its Subsidiaries’ and (to the extent related to the Company and its Subsidiaries) the Company’s officers, managing members, managers, directors or equivalent Persons with respect to claims arising from facts or events that occurred prior to or in connection with the Closing, in each case, which policy shall have a term of or be maintained for at least six (6) years following the Closing Date and terms that are no less favorable than those under the Company’s and its Subsidiaries’ existing officers’, managing members’, managers’, directors’ and equivalent Persons’ liability insurance policy; provided that, in satisfying their obligations under this Section 7.03(b), Buyer and the Company and its Subsidiaries shall not be obligated to pay premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year (the “Premium Limit”), which amount the Company has disclosed to Buyer prior to the date hereof, but nonetheless shall be obligated to maintain the maximum amount of liability insurance coverage available for the Premium Limit.

(c)                                  From and after the Closing, Buyer and the Company and its Subsidiaries shall fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (i) each indemnification agreement as in effect as of the date of this Agreement between the Company and any individual who at the Closing is, or at any time prior to the Closing was, a managing member, manager, director, officer, employee or agent of the Company or its Subsidiaries or (to the extent related to the Company and its Subsidiaries) the Company and (ii) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the Organizational Documents of the Company or its Subsidiaries, as applicable, as in effect on the date of this Agreement. Buyer’s and the Company’s and its Subsidiaries’ obligations under the preceding sentence shall continue in full force and effect for a period of six years from the Closing; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(d)                                 In the event that Buyer, the Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, are obligated to honor the indemnification and other obligations set forth in this Section 7.03.

7.04                        Employee Matters.

(a)                                 For a period of one (1) year following the Closing Date, Buyer and the Company shall provide employees of the Company and its Subsidiaries as of the Closing Date with (i) at least the same total cash compensation (taking into account base pay and cash bonus opportunities, but excluding equity-based benefits) as was in effect immediately prior to the Closing Date and (ii) all other material employee benefits that are no less favorable in the aggregate than those other employee benefits as were in effect immediately prior to the execution of this Agreement as provided to Buyer, except for any 401(k) plan matching program of the Company or its Subsidiaries. In addition, Buyer shall cause the Company and its Subsidiaries to provide severance benefits to any employee of the Company or any of its Subsidiaries who is terminated within one (1) year after the Closing Date that are at least as favorable as those that exist under the written severance plan, written severance policy or written severance practice of the Company and its Subsidiaries as of the execution of this Agreement as provided to Buyer (the “Company Severance Plan”).

(b)                                 Without limiting the generality of Section 7.04(a), except to the extent any of the following would result in a duplication of benefits with respect to any employee benefit plans as may be maintained for employees of the Company and its Subsidiaries during the twelve- (12)-month period following the Closing by Buyer, the Company or any Subsidiary of the Company (including without limitation plans or policies providing vacation entitlement or the Company Severance Plan, or any severance plan established following the Closing providing severance benefits to employees of the Company or its Subsidiaries), service by such employees performed for the Company and any of its Subsidiaries (or a predecessor to the Company’s or any of its Subsidiaries’ business or assets) shall be treated as service with Buyer, the Company or any of their respective Subsidiaries, as the case may be, for purposes of determining eligibility to participate and vesting. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations.

(c)                                  Without limiting the generality of Section 7.04(a), Buyer shall cause the Company and its Subsidiaries to honor, in accordance with their terms, and shall, or shall cause its Subsidiaries (including the Company) to, make required payments when due under, all benefit plans maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party (including without limitation employment, bonus, incentive and severance agreements and arrangements), that are applicable with respect to any employees of the Company or any of its Subsidiaries or any officer of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries.

(d)                                 Nothing contained in this Agreement, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of Buyer, the Company or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) is intended to confer upon any Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment or (iv) is intended to confer upon any Person any other rights right as a third party beneficiary of this Agreement.

(e)                                  If requested by Buyer in writing (including by email), the Company shall adopt board resolutions, in a form acceptable to Buyer, to terminate any 401(k) plan maintained by the Company or any of its Subsidiaries (the “Company 401(k) Plan”) effective as of immediately prior to the Closing.  If such termination of the Company’s 401(k) Plan is required by Buyer pursuant to the preceding sentence, prior to the Closing, the Company shall have provided Buyer with evidence satisfactory to Buyer that the board of directors of the Company has adopted such resolutions regarding the termination of the Company’s 401(k) Plan effective immediately prior to the Closing.

7.05                        Facility Closings; Employee Layoffs. For a period of ninety (90) days after the Closing Date, neither Buyer nor the Company shall terminate any employees of the Company or any of its Subsidiaries in such numbers as would trigger any liability under the Worker Adjustment, Retraining and Notification Act, 29 U.S.C. § 2101, et seq. (“WARN”) or any state plant closing or severance law. Buyer shall cause the Company and its Subsidiaries to comply with any notice or filing requirements under WARN and any state plant closing or severance law.

ARTICLE VIII
TERMINATION

8.01                        Termination. This Agreement may be terminated in writing at any time prior to the Closing:

(a)                                 by the mutual consent of Buyer, the Sellers and the Company;

(b)                                 by Buyer, if there has been a material violation or breach by the Company of any covenant, agreement, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived by Buyer or, in the case of a covenant breach, cured by the Company within fifteen (15) days after notice thereof to the Company from Buyer;

(c)                                  by the Company, if there has been a material violation or breach by Buyer of any covenant, agreement, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company at the Closing and such violation or breach has not been waived by the Company or cured by Buyer within fifteen

(15) days after notice thereof to Buyer by the Company, as applicable; provided that the failure of Buyer to deliver the consideration as required pursuant to Section 1.04 shall not be subject to cure hereunder;

(d)                                 by the Company, on the one hand, or Buyer, on the other hand, if (i) the transactions contemplated hereby shall violate any writ, judgment, decree, injunction or similar order of any court or Governmental Entity, in each case, that shall have become final and nonappealable or (ii) there shall be any law, statute, rule or regulation adopted or enacted by any Governmental Entity after the date hereof which makes the transactions contemplated hereby illegal or otherwise prohibited;

(e)                                  by Buyer if the Federal Trade Commission or the United States Department of Justice imposes any Antitrust Restraint; or

(f)                                   by Buyer or the Company, if the transactions contemplated hereby have not been consummated by October 29, 2016; provided, however, that notwithstanding the foregoing, neither Buyer nor the Company shall have the right to terminate this Agreement pursuant to this Section 8.01 if such party is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

8.02                        Effect of Termination.

(a)                                 In the event of termination of this Agreement by Buyer or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 8.02, Article XII and the Confidentiality Agreement each of which shall survive the termination of this Agreement), and there shall be no liability on the part of any of Buyer, the Company or the Sellers (or any of their respective Affiliates, officers, directors or members) to one another with respect to such termination, except (i) to the extent provided in Section 8.02(b) and (ii) for any willful breaches of the covenants or agreements of this Agreement or any other willful breaches of the representations or warranties contained in Article III, Article IV and Article V of this Agreement at or prior to the time of such termination.

(b)                                 (i) In the event that this Agreement is terminated (A) by Buyer or the Company pursuant to Section 8.01(d), (B) by Buyer pursuant to Section 8.01(e), or (C) by the Company or Buyer pursuant to Section 8.01(f), and (ii) at the time of such termination, (x) if this Agreement is terminated by Buyer, each of the conditions set forth in Section 2.02 (other than Section 2.02(c)) have been satisfied or waived (disregarding those conditions that by their nature cannot be satisfied until the Closing Date, but which would be satisfied if the Closing Date were the date of such termination), and (y) if this Agreement is terminated by the Company, each of the conditions set forth in Section 2.01 (other than Section 2.01(c)) have been satisfied or waived (disregarding those conditions that by their nature cannot be satisfied until the Closing Date, but which would be satisfied if the Closing Date were the date of such termination), then Buyer shall pay to the Sellers a non-refundable termination fee of $15,000,000 (the “Reverse Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by the Sellers, at the time of termination in the case of a termination by Buyer, or within two (2) Business Days after such termination in the case of a termination by the Company, it being understood that in no event shall Buyer be required to pay the Reverse Termination Fee on more than one occasion. Each of the parties hereto acknowledges and agrees that the agreements contained in this Section 8.02(b) are an integral part of the transactions contemplated hereby, and that without these agreements, the other parties would not enter into this Agreement.  Accordingly, if Buyer fails to pay the Reverse Termination Fee when due, and, in order to obtain such payment, the Sellers commences a Proceeding that results in a judgment against Buyer for the Reverse Termination Fee, Buyer shall pay to the Sellers, together with the Reverse Termination Fee, interest on the Reverse Termination Fee from the date of termination of this Agreement at a rate per annum equal to 5%.  Without limiting the Sellers’ right to obtain an award of specific performance permitted by Section 12.15, solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Reverse Termination Fee or expanding the circumstances in which the Reverse Termination Fee is to be paid, it is agreed that the Reverse Termination Fee is a liquidated damage, and not a penalty.  For the avoidance of doubt, notwithstanding anything to the contrary herein, while the Sellers may seek both specific performance pursuant to, and subject to the provisions of, Section 12.15, and any other remedy available to it at law or in equity, under no circumstances shall the Sellers be permitted or entitled to receive both a grant of specific performance of this Agreement and any other remedy available to it at law or in equity, including payment of the Reverse Termination Fee.

(c)                                  If Buyer becomes obligated to pay the Reverse Termination Fee and actually pays such amount (together with any other payments required to be made pursuant to Section 8.02(b)), then (i) the right of the Sellers to receive the Reverse Termination Fee (together with any other payments required to be made pursuant to Section 8.02(b)) shall be the sole and exclusive remedy of the Sellers against Buyer, the Financing Sources (subject to clause (d) below) and any of their and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, representatives or agents (the “Buyer Related Parties”), with respect to any such termination of this Agreement, the Debt Commitment Letter and the transactions contemplated thereby, and (ii) except (A) as provided in the preceding clause (i) and (B) pursuant to the Confidentiality Agreement, neither the Sellers nor the Company shall bring any cause of action against or otherwise seek remedies from the Buyer Related Parties, whether at equity or in law, for breach of contract, in tort or otherwise, and any such claim is hereby fully waived, released and forever discharged.  The payment of the Reverse Termination Fee (together with any other payments required to be made pursuant to Section 8.02(b)) in the circumstances specified herein is supported by due and sufficient consideration.

(d)                                 Notwithstanding anything to the contrary in this Agreement, (i) none of the Company Related Parties shall have any rights or claims against any Financing Sources in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law, in contract, in tort or otherwise; and (ii) subject to the rights of the parties to the Debt Commitment Letter and any Financing Agreements under the terms thereof, none of the parties hereto, nor or any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Financing Source, solely in their respective capacities as agents, lenders or arrangers in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that the foregoing will not limit the rights of the parties to the Debt Financing under the Financing Agreements related thereto.

ARTICLE IX

SURVIVAL, INDEMNIFICATION

9.01                        Agreement to Indemnify.

(a)                                 From and after the Closing Date and subject to the terms and conditions of this Article IX, Buyer, the Company and its Subsidiaries and their respective officers, directors, employees, partners, members, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnitees”) each shall be indemnified, held harmless, compensated and reimbursed by the Sellers, jointly and severally, as the Buyer Indemnitees’ sole and exclusive remedy (other than pursuant to the Seller Guarantee) for any breach of this Agreement to the extent set forth in this Article IX in respect of any and all Damages directly incurred or suffered by any Buyer Indemnitee as a result of (i) any breach of, or inaccuracy in, any representation or warranty made by the Company or the Sellers in Article III or Article V of this Agreement as of the date of this Agreement or as of the Closing as if such representation or warranty had been made on and as of the Closing (in each case after giving effect to any updated Material Contracts Schedule pursuant to a permitted Schedule Supplement), (ii) any breach of, or any failure to perform any covenant or agreement of the Company or the Sellers contained in this Agreement, (iii) any Transaction Expenses not paid prior to or in connection with the Closing, (iv) any inaccuracy in Section 3.07(b), (v) Taxes imposed on the Company or any of its Subsidiaries with respect to any Pre-Signing Tax Period (excluding any Taxes attributable to a breach of Section 10.02(a)(iii)), (vi) the matters set forth on the Specified Matters Schedule (except to the extent any such Damages constitute Settlement Payments and are taken into account in determining Sale Consideration pursuant to Section 1.02), and (vii) any 280G Indemnifiable Matter.

(b)                                 Notwithstanding the foregoing (i) no Buyer Indemnitee shall be indemnified under Section 9.01(a) for any claim (or series of related claims) for breach of a representation and warranty set forth in the Disclosure Schedules (and not, for the avoidance of doubt, a representation and warranty set forth in Article III or Article V of this Agreement) unless the aggregate amount of Damages incurred or suffered by the Buyer Indemnitees as a result of such breach exceeds $25,000 (the “Small Claims Threshold”), whereupon the Buyer Indemnitees shall be entitled (subject to the same limitations applicable to the applicable section of this Agreement to which such disclosure relates) to indemnification for all Damages so incurred or suffered, including the Small Claims Threshold; (ii) no Buyer Indemnitee shall be indemnified under Section 9.01(a) unless and until the aggregate amount of all Damages incurred or suffered by any or all of the Buyer Indemnitees hereunder exceeds $2,750,000 (the “Deductible Amount”), whereupon the Buyer Indemnitees shall be entitled (subject to the other limitations herein) to indemnification for all Damages incurred or suffered by them only in excess of the Deductible Amount; provided that such limitation shall not apply (A) to Damages relating to (1) the breach of a Specified Representation in Article III or Article V or (2) to the matters referred to in Section 9.01(a)(ii), (iii), (iv), (v), (vi), or (vii) or (B) in the event of fraud or willful misconduct; and (iii) the maximum aggregate amount of indemnification that the Buyer

Indemnitees may recover under Section 9.01(a) shall not exceed $19,250,000 (the “Cap”); provided further that the Cap shall not apply (A) to Damages relating to (1) the breach of a Specified Representation in Article III or Article V or (2) to the matters referred to in Section 9.01(a)(iii), (iv), (v), (vi), or (vii) or (B) in the event of fraud or willful misconduct.

(c)                                  From and after the Closing Date and subject to the terms of this Article IX, the Seller, their Affiliates and their respective officers, directors, employees, partners, members, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnitees”) shall each be indemnified, held harmless, compensated and reimbursed to the extent set forth in this Article IX, by Buyer and the Company (jointly and severally) in respect of any and all Damages directly incurred or suffered by any Seller Indemnitee as a result of any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement as of the date of this Agreement or as of the Closing as if such representation or warranty had been made on and as of the Closing, or any failure to perform any covenant or agreement made by Buyer or, with respect to breaches of covenants to be performed following the closing, by the Company in this Agreement.  Notwithstanding the foregoing (x) no Seller Indemnitee shall be indemnified under this Section 9.01(c) unless and until the aggregate amount of all Damages incurred or suffered by any or all of the Seller Indemnitees hereunder exceeds the Deductible Amount, whereupon the Seller Indemnitees shall be entitled to indemnification for all Damages incurred or suffered by them only in excess of the Deductible Amount; provided that such limitation shall not apply to damages relating to the breach of a Specified Representation in Article IV or to Buyer’s failure to make any of the payments required to be made pursuant to Sections 1.04(b), (c) and (d); (y) the maximum aggregate amount of indemnification that the Seller Indemnitees may recover under Section 9.01(c) shall not exceed the Cap; provided that the Cap shall not apply to damages relating to the breach of a Specified Representation in Article IV or to Buyer’s failure to make any of the payments required to be made pursuant to Sections 1.04(b), (c) and (d); and (z) no Seller Indemnitee shall be entitled to indemnification under Section 9.01(c) to the extent the Damages relate to any action taken or omitted to be taken by any Seller Indemnitee or any of its Affiliates. Furthermore, no Seller Indemnitee shall have any right to assert any claims pursuant to this Article IX with respect to any Damage or other claim to the extent it is (A) primarily a possible or potential Damage or claim that such Seller Indemnitee believes may be asserted rather than a Damage or claim that has, in fact, been filed of record against such Seller Indemnitee or paid or incurred by such Seller Indemnitee or (B) a Damage or claim with respect to which such Seller Indemnitee has taken action (or caused action to be taken) to accelerate the time period in which such matter is asserted or payable.

(d)                                 This Article IX constitutes the Buyer Indemnitees’ sole and exclusive remedy for any and all Damages or other claims (excluding actions for specific performance or similar injunctive relief or claims of, or causes of action arising from, actual common law fraud, which may be brought without limitation under this Agreement against the fraudulent party) relating to or arising from this Agreement, any of the agreements, documents and instruments executed and delivered in connection herewith and the transactions contemplated by any of the foregoing. The Buyer Indemnitees may not avoid such limitation on liability by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Except as expressly contemplated by Section 9.01(a), no claim (excluding any actions for specific performance or similar injunctive relief or claims of, or causes of action arising from, actual common law fraud, which may be brought without limitation under this Agreement against the fraudulent party)

shall be brought or maintained by Buyer, its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) or its or their respective Affiliates, successors or permitted assigns or any other Buyer Indemnitee, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of the Company or any other Person set forth or contained in this Agreement, or any of the agreements, documents and instruments executed and delivered in connection herewith, the subject matter of this Agreement, any information, document or material furnished or made available to Buyer in “data rooms,” management presentations or in any other form in anticipation of or in connection with the transactions contemplated by this Agreement, the ownership, operation, management, use, control of, and other actions or omissions with respect to, the business of the Company and the Subsidiaries, any of their assets, any of the transactions contemplated hereby or any other actions or omissions at or prior to the Closing. Buyer, its Subsidiaries (including, after the Closing, the Company and its Subsidiaries), and its and their respective Affiliates, successors and permitted assigns and any other Buyer Indemnitee hereby irrevocably waive all such claims of any type or description and hereby agree to indemnify and hold harmless each of the Seller Indemnitees from and against and in respect of any and all Damages and other losses incurred by any Seller Indemnitee as a result of any such claim brought or maintained by any such party against any Seller Indemnitee in contravention of this Section 9.01(d). EACH BUYER INDEMNITEE (EACH, A “RELEASING PARTY”) EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH RELEASING PARTY UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH RELEASING PARTY ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

(e)                                  For the sole purpose of appropriately apportioning any Taxes relating to any Straddle Period, the portion of such Tax that is attributable to the Tax period that ends on and includes the date hereof shall be (i) in the case of a Tax that is not transaction-based, the total amount of such Tax for the full Tax period that includes the date hereof multiplied by a fraction, the numerator of which is the number of days from the beginning of such Tax period to and including the date hereof and the denominator of which is the total number of days in such full Tax period, and (ii) in the case of a transaction-based Tax, including a Tax based on net income, the Tax that would be due with respect to such partial period, if such partial period that includes the date hereof were a full Tax period, apportioning income, gain, expenses, loss, depreciation, deductions and credits equitably based on an interim closing of the books.

9.02                        Survival of Representations, Warranties and Covenants.

(a)                                 Subject to Section 9.02(b), all representations and warranties of any Person contained herein and all claims of any Buyer Indemnitee or Seller Indemnitee in respect of any breach of or indemnity claim under any such representation or warranty contained in this Agreement shall survive the Closing and shall expire on the date that is eighteen (18) months following the Closing Date (the “Expiration Date”). The covenants in this Agreement (i) that are to be performed prior to the Closing shall terminate at the Closing (it being understood that claims for breach of such covenants may be made until the Expiration Date) and (ii) that are to be performed at or after the Closing Date shall survive the Closing in accordance with their terms.  Subject to Section 9.02(b), any claims for indemnification under Sections 9.01(a) or 9.01(c) must be made on or before the Expiration Date.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, (i) the Specified Representations and the right to make any claim for breach or inaccuracy thereof pursuant to Section 9.01(a)(i) or (ii) or 9.01(c) and (ii) the right to indemnification pursuant to Section 9.01(a)(iv) shall survive the Expiration Date until the date that is sixty (60) days after the expiration of all applicable statutes of limitations (including any extensions thereof) applicable to a third party claim, or to a Governmental Entity bringing a Proceeding, that, if successful, would constitute an inaccuracy in or breach of such Specified Representation as of the date of this Agreement or as of the Closing or give rise to a claim for indemnification pursuant to Section 9.01(a)(iv); provided, however, any claims for indemnification for breach or inaccuracy of the Specified Representations pursuant to Sections 9.01(a) or 9.01(c) must be made on or before the expiration of all applicable statutes of limitation referred to in this sentence.

(c)                                  To the extent notice of the breach of or indemnity claim under any representation, warranty, covenant or agreement is properly given prior to time specified herein (if any), and for which indemnity is sought under this Article IX, the representation, warranty, covenant or agreement shall survive the time at which it would otherwise terminate pursuant to this Section 9.02 solely with respect to the matter (and only to the extent reasonably within the scope of the matter) in such notice.

(d)                                 The representations, warranties, covenants and obligations of parties hereto, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their representatives.

9.03                        Claims for Indemnification. If any Indemnitee shall believe that it is entitled to indemnification pursuant to this Article IX (including pursuant to any Third Party Claim), in respect of any Damages, such Indemnitee shall promptly give the appropriate Indemnifying Party notice of such claim (a “Notice of Claim”), which must be delivered before the expiration of the time period specified in Section 9.02. Any such Notice of Claim shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification and the amount of the claim, to the extent specified or otherwise known. Thereafter, with respect to a Third Party Claim, the Indemnitee shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to such Third Party Claim. As long as the Notice of Claim is delivered within the time period specified in Section 9.02, the failure of such Indemnitee to give the Notice of Claim for indemnification promptly shall not adversely affect such Indemnitee’s right to indemnity hereunder, except to the extent that the defense of any claim is prejudiced by such failure.

9.04                        Defense of Claims. In connection with any claim that may give rise to indemnity under this Article IX resulting from or arising out of any action, suit, proceeding or arbitration against an Indemnitee by a Person that is not a party hereto (a “Third Party Claim”), the Indemnitee shall have the right to defend against and direct the defense of such Third Party

Claim but shall keep the Indemnifying Party informed of any material changes with respect to the Third Party Claim and shall, in good faith, satisfy any reasonable requests made by the Indemnifying Party with respect to the Third Party Claim; provided, however, that to the extent that the Third Party Claim (i) exclusively relates to business conducted by the Company or its Subsidiaries prior to the Closing, (ii) does not have any material impact on the future business of the Company or its Subsidiaries and (iii) would not reasonably be expected to seek Damages in excess of $4,812,500 in the aggregate with all other related Third Party Claims, then the Sellers shall have the right to direct the defense of such Third Party Claim, whether they are the Indemnitee or the Indemnifying Party.  If the Indemnitee elects to defend against and direct the defense of any Third Party Claim, it shall within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) (the “Dispute Period”) notify the Indemnifying Party of its intent to do so.  If the Indemnitee does not elect within the Dispute Period to defend against and direct the defense of any Third Party Claim or fails to notify the Indemnifying Party of its election during the Dispute Period, the Indemnifying Party may assume the defense of such Third Party Claim.  If the Indemnitee assumes such defense, the Indemnifying Party shall have the right to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnitee shall control such defense.  If the Indemnitee chooses to defend or prosecute a Third Party Claim, all the Indemnifying Parties shall, and shall cause their Affiliates to, cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnitee’s request) the provision to the Indemnitee of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnitee assumes the defense of a Third Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

9.05                        Certain Additional Matters.

(a)                                 In no event shall any Buyer Indemnitee be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Damages” be deemed to include, any Taxes (i) of the Company or its Subsidiaries with respect to any Tax period (or portion thereof) beginning after the Closing Date attributable to a breach of any of the representations set forth in Section 3.10 (other than the representations set forth (A) in Section 3.10(a) to the extent such breach (1) results in an inclusion of an item of income (or an acceleration of an item of income) attributable to a change from an impermissible accounting method used in a Pre-Signing Tax Period or (2) is in respect of the fourth sentence of Section 3.10(a) (related to jurisdictions in which the Company or any of its Subsidiaries have been required to file Tax Returns) or (B) in Section 3.10(e)) or (ii) that are due to the unavailability in any Tax period (or portion hereof) beginning after the date of this Agreement of any net operating losses, Tax credits or Tax basis from a Pre-Signing Tax Period.

(b)                                 Each Indemnitee agrees that in the event of any breach giving rise to an indemnification obligation under this Article IX, such Indemnitee shall take and shall cause its Affiliates to take, or cooperate with the Indemnifying Party if so requested by the Indemnifying Party, in order to take, all reasonable measures to mitigate the consequences of the related breach and any Damages for which such Person may be entitled to indemnification hereunder (including taking steps to prevent any contingent liability from becoming an actual liability and including seeking (but without any obligation to pursue litigation with respect to) any recoveries of the type described in clause (ii) of the definition of Damages). If the amount to be netted (in accordance with clause (ii) of the definition of Damages) from any payment required under this Article IX is determined, recovered, received or realized after payment by the Indemnifying Party of an amount otherwise required to be paid to an Indemnitee pursuant to this Article IX, the Indemnitee shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article IX, had such determination been made at the time of such payment.

(c)                                  Any indemnity payments made under of this Article IX, shall be treated for tax purposes as an adjustment of the Sale Consideration paid under this Agreement to the extent such characterization is proper and permissible under relevant Tax authorities.

ARTICLE X

ADDITIONAL COVENANTS AND AGREEMENTS

10.01                 Additional Limitations.

(a)                                 Except as provided by Article IX, no claim shall be brought or maintained (and all claims, rights or causes of action, including those that any of them may now or in the future have under any Environmental Requirements (including the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, any analogous state law, and any common law providing for any remedy or right of recovery with respect to environmental matters), are hereby waived) by (i) any of Buyer, the Company and their respective Subsidiaries or any of their respective successors or permitted assigns against any officer, director or employee (present or former) of the Company or any of its Subsidiaries or the Sellers, and no recourse shall be brought or granted against any officer, director or employee (present or former) of the Company or any of its Subsidiaries or the Sellers, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of the Company set forth or contained in this Agreement or any Exhibit or Schedule hereto or any certificate delivered hereunder, and (ii) by the Sellers or any of its successors or permitted assigns against any officer, director or employee (present or former) of Buyer or any of its Subsidiaries, including the Company and its Subsidiaries, and no recourse shall be brought or granted against any officer, director or employee (present or former) of Buyer or any of its Subsidiaries, including the Company and its Subsidiaries, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of Buyer set forth or contained in this Agreement or any Exhibit or Schedule hereto or any certificate delivered hereunder, in each case except to the extent that the same shall have been the result of actual common law fraud by any such Person (and in the event of such fraud, such recourse shall be brought or granted solely against the Person or Persons committing such fraud), and without limiting the foregoing, in no event shall any of Buyer, the Company, the Sellers or any of their respective Subsidiaries or their respective successors or permitted assigns be entitled to claim or seek any rescission of the transactions consummated under this Agreement or other remedy at law or in equity.

(b)                                 Each of Buyer, the Company and their respective Subsidiaries and their respective successors and permitted assigns hereby waives any right to seek contribution or other recovery from any officer, director or employee (present or former) of the Company, its Subsidiaries or any direct or indirect securityholder that any of them may now or in the future have under any Environmental Requirements (including the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, any analogous state law, and any common law providing for any remedy or right of recovery with respect to environmental matters), except to the extent that the same shall have been the result of actual common law fraud by any such Person (and in the event of such fraud, such recourse shall be brought or granted solely against the Person or Persons committing such fraud). Each of Buyer, the Company and their respective Subsidiaries and their respective successors and permitted assigns hereby releases all officers, directors and employees (present or former) of the Company and its Subsidiaries and direct or indirect unitholders from any and all such claims, demands and causes of action that any of them may now or in the future have under such Environmental Requirements, except to the extent that the same shall have been the result of actual common law fraud by any such Person (and in the event of such fraud, such recourse shall be brought or granted solely against the Person or Persons committing such fraud).

10.02                 Tax Matters.

(a)                                 Responsibility for Filing Tax Returns.

(i)                                     Buyer, at its sole cost and expense, shall cause the Company and each of its Subsidiaries to prepare and timely file all Tax Returns of the Company and each of its Subsidiaries due after the Closing Date (“Buyer Prepared Returns”). To the extent that a Buyer Prepared Return relates to a Pre-Signing Tax Period or Straddle Period, except as otherwise required by applicable law, such Tax Return shall be prepared on a basis consistent with existing procedures and practices and accounting methods of the Company and its Subsidiaries in effect as of the date immediately preceding the date hereof.

(ii)                                  With respect to any Tax Return of the Company or any Subsidiary that is not described in Section 10.02(a)(i), the Sellers shall cause the Company and each of its Subsidiaries to prepare and timely file all such Tax Returns and promptly pay any Taxes due with respect to such Tax Returns to the applicable Taxing Authorities.   Except as otherwise required by applicable law, all such Tax Returns shall be prepared on a basis consistent with existing procedures and practices and accounting methods of the Company and its Subsidiaries in effect as of the date immediately preceding the date hereof.  The Sellers will submit any such Tax Return to Buyer for its review and comment at least thirty (30) days prior to the due date for filing such Tax Return (or, if such due date is within thirty (30) days following the date hereof, as promptly as practicable following the date hereof).  The Sellers shall make any change to any such Tax Return that is reasonably requested by Buyer and are not inconsistent with the standard set forth in the second sentence of this Section 10.02(a)(ii) within the earlier of twenty (20) days after Buyer has received such Tax Return or three (3) days prior to the due date for filing such Tax Return.  The Seller shall not file any such Tax Return without Buyer’s written consent, which shall not be unreasonably withheld, delayed, or conditioned.

(iii)                               Unless required by (A) law or (B) a Taxing Authority pursuant to a final “determination” (within the meaning of Section 1313(a) of the Code or any comparable provision of state, local, or foreign Tax law), Buyer shall not, and shall not allow the Company or any of its Subsidiaries to, amend any Tax Return of the Company or any of its Subsidiaries for any Pre-Signing Tax Period or Straddle Period, make any Tax election that has retroactive effect to any such Tax period with respect to the Company or any of its Subsidiaries, or otherwise initiate any other Holder Approved Tax Matter without the prior written consent of the Sellers, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that Buyer may file a claim for a Tax refund with respect to any Pre-Signing Tax Period or Straddle Period without the consent of the Sellers and the Sellers shall not be entitled to the amount of any such Tax refund.

(b)                                 Tax Refunds.  Any Tax refund in respect of estimated federal income taxes deposited by the Company or any its Subsidiaries with the Internal Revenue Service for the taxable year or period beginning on April 1, 2014 (including any interest in respect thereof), to the extent that such Tax refund directly results from the payment of any Transaction Expenses as of the Closing Date, not to exceed an aggregate of $600,000, reduced by any amount paid to the Sellers at Closing pursuant to Section 1.02(e), which is received by any of Buyer, the Company or its Subsidiaries after the Closing but prior to the first anniversary of the Closing Date, shall be for the account of the Sellers, and Buyer shall pay to the Sellers any such refund within fifteen (15) days after receipt or entitlement thereto.  For the avoidance of doubt, Buyer, the Company or any of its Subsidiaries shall request that any overpayment of such estimated federal income taxes by the Company or any of its Subsidiaries that directly results from the payment of any Transaction Expenses as of the Closing Date be refunded to Buyer, the Company or its Subsidiaries instead of being credited against future federal income tax obligations of one of such entities.  If any such Tax refund is not requested by the Sellers or the Company prior to the Closing, Buyer shall request a refund (but not a credit) on its first federal income Tax return following the Closing Date.

(c)                                  Tax Contests.

(i)                                     After the Closing Date, Buyer and the Sellers shall each notify the other in writing within ten (10) days of the commencement of any audit or administrative or judicial proceeding affecting the Taxes or Tax attributes (a “Tax Claim”) of the Company or any of its Subsidiaries; provided, however, that Buyer shall have the obligation to notify the Sellers only if the Tax Claim would, if determined adversely to the taxpayer, or after the lapse of time, be grounds for indemnification under Article IX. Such notice shall contain factual information describing any asserted Tax liability and shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax liability.

(ii)                                  In the case of any Tax Claim relating solely to a Pre-Signing Tax Period, the Sellers shall have the right, at their expense, to control the conduct of such Tax Claim; provided, however, that (A) the Sellers shall have no right to control the conduct of such Tax Claim unless the Sellers shall have first notified Buyer in writing of their intention to do so and of the identity of counsel, if any, chosen by the Sellers in connection therewith; (B) the Sellers’ exercise of rights pursuant to this sentence shall constitute the Sellers’ acknowledgement that, as between the Sellers and Buyer, the Sellers, and not Buyer, shall be liable for any and all Damages directly resulting from such Tax Claim; (C) the Sellers will keep Buyer informed concerning the progress of, and developments and events attributable or relating to such Tax Claim; (D) the Sellers will provide to Buyer copies of all correspondence and other documents relevant to such Tax Claim; and (E) the Sellers will not settle such Tax Claim without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer will have the right to participate in the defense of any such Tax Claim (which will include participation in meetings with Taxing Authorities and the right to review and comment on written submissions to taxing authorities) and to employ counsel, at its own expense, separate from the counsel employed by the Sellers.

(iii)                               In the case of any Tax Claim not described in Section 10.02(c)(ii), Buyer shall have the right, at its expense, to control the conduct of such audit or proceeding; provided, however, that, if such audit or proceeding would be reasonably expected to result in a material increase in Tax liability of any of the Company or any or its Subsidiaries for which the Sellers would be liable in whole or significant part under Article IX, the Sellers may participate in the conduct of such audit or proceeding at their own expense, and Buyer shall not settle any such audit or proceeding without the consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)                                 Assistance and Cooperation. Each of Buyer and the Sellers shall provide the other with such assistance as may reasonably be requested (including access to the personnel and records of the Company and its Subsidiaries) by the other party in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to liability for Taxes with respect to the Company or any of its Subsidiaries and each shall retain and provide the requesting party with any records and copies of applicable Tax Returns, supporting work papers, source documentation or information which may be relevant to such return, audit or examination, proceeding or determination.

10.03                 Disclosure Generally. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules. Any item or matter disclosed on any Schedule to this Agreement shall be deemed to have been disclosed for purposes of all representations and warranties under this Agreement, without the need for specific references on each Schedule or cross-references thereto so long as the relevance for such disclosure is readily apparent on its face. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business or are or are not material, and no party shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy with any party as to whether any obligation, item or matter not described herein or included in a Schedule hereto is or is not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material) or in the ordinary course of business for the purposes of this Agreement. The information contained in the Disclosure Schedules hereto is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement, or that such matter is material to the Company and its Subsidiaries.

10.04                 Reasonable Best Efforts. Subject to the terms of this Agreement, each of Buyer, the Sellers and the Company shall use its reasonable best efforts to cause the Closing to occur (including to satisfy the conditions thereto to be satisfied).  Notwithstanding the foregoing, the “reasonable best efforts” of the Company and of Buyer shall not require the Company or Buyer or any of their respective Subsidiaries or Affiliates to expend any money to remedy any breach of any representation, warranty or covenant hereunder or to satisfy any condition to Buyer, Company or Sellers, as applicable, consummating the transactions described herein.

10.05                 Notification.  From the date hereof until the Closing Date, each of Buyer, the Company and the Sellers shall disclose to each other in writing any material variances from their respective representations and warranties contained in Article III, Article IV and Article V promptly upon discovery thereof.  If the Company enters into any Contract after the date of this Agreement in compliance with this Agreement, the Company shall be permitted to update the Material Contracts Schedule, but not any other Schedule, solely to reflect the entering into of such Contract (each such permitted update, a “Schedule Supplement”).

10.06                 Regulatory Act Compliance. Buyer and the Company shall each file or jointly file, if applicable, or cause to be filed, promptly (but in any event within seven (7) Business Days) after the date of this Agreement, any notifications, approval applications or the like required to be filed under the HSR Act and other competition laws with respect to the transactions contemplated hereby and Buyer shall pay all filing and similar fees and related expenses payable in connection therewith. With respect to filings under the HSR Act, each of the parties hereto shall seek early termination of the waiting period under the HSR Act. Subject to any restrictions under antitrust laws, Buyer and the Company shall use their respective reasonable best efforts (a) to respond to any formal or informal requests of any Governmental Entities for additional information or documentary material in connection with the transactions contemplated by this Agreement (a “Second Request”) promptly, and, if applicable, “substantially comply” and certify substantial compliance with any such request issued under 15

U.S.C. §18a(e), (b) to resist in good faith any assertion that the transactions contemplated hereby constitute a violation of any antitrust or merger control laws, (c) to furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Entity or members of its staff on the other hand, with respect to this Agreement and the transactions contemplated hereby, (d) not to agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, in each case to the extent practicable, (e) to furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions contemplated hereby, including any filings necessary or appropriate under the provisions of the HSR Act, all to the end of expediting consummation of the transactions contemplated hereby, and (f) subject to Buyer’s rights under Section 8.01(e), complying with the requirement of any Governmental Entity that Buyer make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (i) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Buyer or any of its Affiliates or the Company or any of its Subsidiaries, (ii) the imposition of any limitation or regulation on the ability of Buyer or any of its Affiliates to freely conduct their business or own such assets, or (iii) the holding separate of the Company Interests or any limitation or regulation on the ability of Buyer or any of its Affiliates to exercise full rights of ownership of the Company Interests.  Each of Buyer and the Company shall consult with the other prior to any meetings, by telephone or in person, with the staff of the Federal Trade Commission, the United States Department of Justice or any other Governmental Entity administering other competition laws, and each of Buyer and the Company shall have the right to have a representative present at any such meeting. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals or the termination or expiration of any required waiting periods.  Notwithstanding the foregoing, each of Buyer and the Company may, as each deems reasonably appropriate, designate any proprietary or competitively sensitive material provided to the other under this Section 10.06 as “Outside Counsel Only Material”.  Such material and the information contained therein shall be furnished only to the outside counsel of the other party, and, subject to any additional confidentiality or joint defense agreement the parties may mutually enter into, will not be disclosed by such outside counsel to employees, officers or directors of the other party, or to any other Person, unless express permission is obtained in advance from the source of the material or its legal counsel. Notwithstanding anything to the contrary in this Section 10.06, materials provided to the other party and its outside counsel may be redacted (x) to remove references concerning valuation, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

10.07                 Acknowledgments by Buyer.

(a)                                 Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, operations, assets,

liabilities, properties and projected operations of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, has relied on the results of its own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in this Agreement, including the Disclosure Schedules (and Buyer has received the documents, records, reports and other materials identified in the Disclosure Schedules). Buyer further acknowledges and agrees that (i) it has been given access to the premises, properties, books, Contracts and records of the Company and has been furnished with all additional financial and operational data and other information concerning the Company as Buyer has requested in connection with Buyer’s determination to enter into this Agreement and consummate the transactions contemplated hereby, (ii) it is sophisticated in all aspects of the general industry of the Company and has sufficient knowledge and expertise to evaluate the consummation of the transactions contemplated hereby and (iii) neither the Company nor any other Person has made any representation or warranty, express or implied, including any representation or warranty as to the accuracy or completeness of any information regarding the Company or the transactions contemplated by this Agreement, except as set forth in Article III and Article V or in any exhibit or schedule to this Agreement, the Seller Guarantee, any of the Noncompete Agreements, or set forth in the Disclosure Schedules hereto, and that Buyer is consummating the transactions contemplated hereby without reliance on, and hereby disclaims, any representation or warranty, express or implied, by the Company or any other Person, except as set forth in Article III or Article V or in any exhibit or schedule to this Agreement, the Seller Guarantee, any of the Noncompete Agreements, or set forth in the Disclosure Schedules hereto. SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY SET FORTH IN ARTICLE III AND BY THE SELLERS SET FORTH IN ARTICLE V, AND SUCH REPRESENTATIONS AND WARRANTIES SET FORTH IN THE EXHIBITS AND SCHEDULES TO THIS AGREEMENT, THE SELLER GUARANTEE, AND THE NONCOMPETE AGREEMENTS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS AND ANY OTHER PERSON TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, HOWSOEVER CONVEYED, AND EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE SELLERS.

(b)                                 In connection with Buyer’s investigation of the Company and its Subsidiaries, Buyer or one or more of its Affiliates has received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of the Company and its Subsidiaries for the fiscal year ending March 31, 2016, and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts), and that Buyer shall have no claim against the Company, the Sellers or any other Person with respect thereto. Accordingly, neither the Company nor any other Person makes any representations or warranties whatsoever with respect to any such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

10.08                 Transfer Taxes. Buyer will pay, and will indemnify and hold the Sellers harmless against, any real or personal property transfer or gains Tax, stamp Tax, stock transfer Tax, sales or use Tax, or other similar Tax imposed on the Company and its Subsidiaries or the Sellers as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes, that is assessed by a jurisdiction within the United States.  The Sellers shall pay, and will indemnify and hold Buyer harmless against, all other Transfer Taxes.

10.09                 Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to the Sellers and their Affiliates (collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to either Seller, the Seller Group or any director, member, partner, officer, employee or Affiliate of the Seller Group in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement or any other matter notwithstanding such representation (or any continued representation) of the Company and/or any of its Subsidiaries, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the parties to this Agreement further agrees to take the steps necessary to ensure any privilege attaching as a result of Kirkland & Ellis LLP’s service as counsel to the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement will survive the Closing and will remain in effect. As to any privileged attorney-client communications between Kirkland & Ellis LLP and the Company or Kirkland & Ellis LLP and any of the Company’s Affiliates prior to the Closing Date (collectively, the “Privileged Communications”), Buyer the Company, and each of its Subsidiaries together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing.

10.10                 Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to any limitations set forth in this Agreement) as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE XI

DEFINITIONS

11.01                 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“2014-2015 Audit” has the meaning set forth in Section 6.07.

“280G Indemnifiable Matter” means (A) any loss of a deduction by Buyer or the Company pursuant to Section 280G of the Code, or the incursion by Buyer or the Company of Tax penalties and/or interest related to any failure to report or withhold excise tax amounts under Section 4999 of the Code, in each case as a result of (1) payment of parachute payments absent approval by shareholders of the Company in accordance with Section 6.08 of this Agreement, or (2) failure of any approval by shareholders of the Company in accordance with Section 6.08 of this Agreement obtained with respect to any payments to satisfy all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations; or (B) any obligation of the Company in effect prior to Closing to provide a gross-up payment for any excise taxes under Section 4999 of the Code related to such payments.

“Aesynt” has the meaning set forth in the Preamble to this Agreement.

“Aesynt Holding” has the meaning set forth in the Preamble to this Agreement.

“Aesynt Holding Interests” has the meaning set forth in the Recitals to this Agreement.

“Aesynt Interests” has the meaning set forth in the Recitals to this Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Affiliated Group” means an “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any of its Subsidiaries or any direct or indirect predecessor of the Company or any of its Subsidiaries, or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has the Company or any of its Subsidiaries or any direct or indirect predecessor of the Company or any of its Subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning ascribed to such term in Section 6.05(d).

“Antitrust Restraint” means the requirement of any Governmental Entity that Buyer make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (i) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Buyer or any of its Affiliates or the Company or any of its Subsidiaries, (ii) the imposition of any limitation or regulation on the ability of Buyer or any of its Affiliates to freely conduct their business or own such assets, or (iii) the holding separate of the Company Interests or any limitation or regulation on the ability of Buyer or any of its Affiliates to exercise full rights of ownership of the Company Interests.

“Anti-Corruption Laws” has the meaning ascribed to such term in Section 3.21(b)(v).

“Blue Sky Laws” has the meaning ascribed to such term in Section 3.02(b).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California or New York, New York are authorized or required by law to close.

“Buyer” has the meaning set forth in the Preamble to this Agreement.

“Buyer Indemnitees” has the meaning ascribed to such term in Section 9.01(a).

“Buyer Prepared Returns” has the meaning ascribed to such term in Section 10.02(a)(i).

“Buyer Related Parties” has the meaning ascribed to such term in Section 8.02(c).

“Buyer’s Representatives” has the meaning ascribed to such term in Section 6.02(a).

“Cap” has the meaning ascribed to such term in Section 9.01(b).

“Cash on Hand” means, as of the execution of this Agreement, with respect to the Company and its Subsidiaries, all cash, cash equivalents and marketable securities, determined in accordance with GAAP, using accounting policies and procedures used by the Company and its Subsidiaries in the preparation of the Latest Balance Sheet. Notwithstanding anything to the contrary, Cash on Hand shall (i) be reduced by issued but uncleared checks, (ii) include checks and drafts deposited for the account of the Company and its Subsidiaries, (iii) exclude the aggregate amount of all rent, security and similar deposits in respect of the Company’s and its Subsidiaries’ real property lease arrangements and (iv) exclude the aggregate amount of all security and similar deposits in respect of the Company’s and its Subsidiaries’ surety bond arrangements.

“Claiming Party” has the meaning ascribed to such term in Section 12.11.

“Closing” has the meaning ascribed to such term in Section 1.04(a).

“Closing Date” has the meaning ascribed to such terms in Section 1.04(a).

“Closing Indebtedness” has the meaning ascribed to such term in Section 1.04(b).

“Closing Payments Schedule” has the meaning ascribed to such term in Section 1.03.

“COBRA” means the healthcare continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and of any similar state law.

“Code” has the meaning ascribed to such term in Section 3.15(a).

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company 401(k) Plan” has the meaning ascribed to such term in Section 7.04(e).

“Company Data” has the meaning ascribed to such term in Section 3.12(l).

“Company Hardware” shall mean any hardware products sold or offered for sale or licensed or distributed by the Company or any of its Subsidiaries.

“Company Interests” has the meaning set forth in the Recitals to this Agreement.

“Company Pipeline Software” has the meaning ascribed to such term in Section 3.12(j)(i).

“Company Proprietary Software” has the meaning ascribed to such term in Section 3.12(j)(i).

“Company Related Party” shall mean the Company and each of its Affiliates (including the Sellers and the members of the Sellers) and their respective affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives; provided, that the Company Related Parties shall not include Buyer or any of its Subsidiaries or other Affiliates.

“Company Severance Plan” has the meaning ascribed to such term in Section 7.04(a).

“Compliant” shall mean, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading, (b) as to Required Information consisting of historical financial statements of the Company or any of its Subsidiaries, such financial statements fairly present in all material respects the financial condition and results of operations as of and for the periods covered thereby and in form and substance reasonably necessary for the Financing Sources to receive customary accountants’ comfort letters, and (c) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Information Materials (as defined in the Debt Commitment Letter) or otherwise provided pursuant to Section 6.06.

“Confidentiality Agreement” has the meaning ascribed to such term in Section 6.02(a).

“Contract” means any contract, agreement, commitment, arrangement, note, bond, mortgage, lease or other legally binding agreement.

“Credit Agreement” means the Senior Secured Credit Facilities Credit Agreement, dated as of May 8, 2014, by and among Aesynt Holding Coöperatief U.A., Aesynt Incorporated, the lenders from time to time party thereto, and Wells Fargo Bank, N.A., as issuing lender and swingline lender, and TPG Specialty Lending, Inc., as administrative agent and lead arranger.

“Damages” means any and all losses, damages, costs, expenses and liabilities of any kind (including reasonable attorneys’ fees and other reasonable costs and expenses); provided, however, that Damages shall (i) not include consequential (such as loss of business or profits), incidental, special, punitive or exemplary losses, damages, costs, expenses or liabilities (except to the extent recovered by a third party in any third party claims that are subject to indemnification under Article X) and shall not be calculated by using or taking into account any multiple of earnings, book value, cash flow or other measure and (ii) be net of (a) any amounts recovered by an Indemnitee and its Affiliates pursuant to any indemnification by or indemnification agreement with any third party, (b) any insurance proceeds or other cash receipts or sources of reimbursement available or received as an offset against such Damages and (c) any Tax benefit realized in the Tax year in which such Damages were incurred that is attributable to such Damages, less any Tax detriment suffered by an Indemnitee and its Affiliates that is attributable to the receipt of any indemnity payment hereunder in respect of such Damages, in each case, by the Indemnitee or its Affiliates, and, in the case of each of (a) and (b) net of any costs of such recovery or receipt.

“Debt Commitment Letter” has the meaning ascribed to such term in Section 4.08(a).

“Debt Financing” has the meaning ascribed to such term in Section 4.08(a).

“Deductible Amount” has the meaning ascribed to such term in Section 9.01(b).

“Deed of Assignment” has the meaning ascribed to such term in Section 1.04(e).

“Defending Party” has the meaning ascribed to such term in Section 12.11.

“Disclosure Schedule” has the meaning ascribed to such term in Article III.

“Dispute Period” has the meaning ascribed to such term in Section 9.04.

“Environmental Requirements” means all federal, state, local and foreign statutes, regulations, and ordinances enacted and in effect on or prior to the Closing Date, concerning pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials or substances.

“ERISA” has the meaning ascribed to such term in Section 3.15(a).

“ERISA Affiliate” means, with respect to the Sellers or Company, any other person that, together with the Seller or the Company, would be treated as a single employer under Code § 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning ascribed to such term in Section 9.02(a).

“FDA” has the meaning ascribed to such term in Section 3.20(a).

“FDCA” has the meaning ascribed to such term in Section 3.20(a).

“Fee Letter” means that the fee letter executed by the Financing Sources and Buyer in connection with the Debt Commitment Letter.

“Financing Agreements” has the meaning ascribed to such term in Section 6.05(d).

“Financing Sources” shall mean (a) the agents, arrangers, lenders and other entities that have committed to provide or otherwise entered into agreements in connection with all or any part of the Debt Financing or any alternative or replacement Debt Financing (other than equity financing) in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto, together with (b) their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“FIRPTA Notification” has the meaning ascribed to such term in Section 2.02(i).

“Foreign Plan” has the meaning ascribed to such term in Section 3.15(b).

“Francisco Partners” means Francisco Partners III (Cayman), L.P., a limited partnership formed under the Cayman Partnership Law.

“GAAP” means United States generally accepted accounting principles, applied in a manner consistent with that used in preparing the Latest Balance Sheet.

“GSA” has the meaning ascribed to such term in Section 3.19(a).

“Governmental Entity” means any (i) nation, region, state, province, county, city, town, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity), (iv) multinational organization or (v) body entitled to exercise any administrative, executive or regulatory power of any nature.

“HIPAA” has the meaning ascribed to such term in Section 3.19(a).

“HITECH Act” has the meaning ascribed to such term in Section 3.19(a).

“Holder Approved Tax Matter” means (i) extending or waiving the applicable statute of limitations with respect to a Tax of the Company or any of its Subsidiaries for a Pre-Signing Tax Period or Straddle Period; (ii) filing any ruling or request with any Taxing Authority that relates to Taxes or Tax Returns of the Company or any of its Subsidiaries for a Pre-Signing Tax Period or Straddle Period; or (iii) any disclosure to, or discussions with, any Taxing Authority regarding any Tax or Tax Returns of the Company or any of its Subsidiaries for a Pre-Signing Tax Period or Straddle Period, including disclosure to, or discussions with, a Taxing Authority with respect to filing Tax Returns or paying Taxes for a Pre-Signing Tax Period or Straddle Period in jurisdictions that the Company or any of its Subsidiaries did not file a Tax Return (or pay Taxes) for such periods.

“HSR Act” has the meaning ascribed to such term in Section 3.02(b).

“Indebtedness” means, without duplication, (a) all liabilities or other obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums, but excluding inchoate indemnification obligations) of the Company and its Subsidiaries (i) for borrowed money owed, and any accrued interest, prepayment premiums or penalties and fees and expenses (if any) related thereto to the extent paid or payable at Closing, (ii) in respect of leases required to be capitalized under GAAP, (iii) evidenced by notes, bonds, debentures or similar instruments, (iv) for the deferred purchase price of property, goods or services (but excluding trade payables incurred in the ordinary course of business taken into account in the calculation of Net Working Capital set forth in Section 3.07(b)), (v) in respect of financial guarantees, letters of credit, bankers’ acceptances, surety bonds or similar credit transactions, in each case, to the extent drawn or funded, (vi) for break fees or other breakage costs for Contracts relating to interest rate protection, swap agreements and collar agreements other than currency hedge arrangements entered into in the ordinary course of business, (vii) to current or former holders of the Company’s or any of its Affiliates’ capital stock or other equity interests including in respect of dividends or other distributions, issuances or exchanges, (viii) under any securitization transaction, (ix) for accrued interest, premium, fees or guarantees on any of the foregoing, and (x) for premiums, penalties, fees, costs or expenses related to repayment or prepayment of any of the foregoing; and (b) all indebtedness in the nature of guarantees of the obligations of other Persons described in clauses (a)(i) through (a)(x); provided, that “Indebtedness” shall not include any disputed amounts as described on the Litigation Schedule.

“Indemnifying Party” means: (i) with respect to any Buyer Indemnitee asserting a claim under Section 9.01(a), the Sellers, and (ii) with respect to any Seller Indemnitee asserting a claim under Section 9.01(c), Buyer and the Company, collectively.

“Indemnitee” means a Person pursuing indemnification hereunder.

“Intellectual Property” means all intellectual property rights, including (i) patents, (ii) domain names, (iii) trademarks, service marks, trade names, trade dress, logos, slogans, designs, and the goodwill symbolized by the foregoing, (iv) copyrights, (v) Software, (vi) proprietary processes and proprietary knowledge (including trade secrets and know-how), and (vii) registrations and applications for the registration and renewals of any of (i) through (vii).

“IRS” has the meaning ascribed to such term in Section 3.15(a).

“IT Systems” has the meaning ascribed to such term in Section 3.12(k).

“knowledge” has the meaning ascribed to such term in Section 11.02(g).

“Labor Law” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, in all such cases, to the extent applicable to the Company or any of its Subsidiaries.

“Latest Balance Sheet” has the meaning ascribed to such term in Section 3.07(a).

“Laws” means all statutes, rules, codes, regulations, ordinances, orders, decrees, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.”

“Leased Real Property” has the meaning ascribed to such term in Section 3.09(c).

“Liens” means any mortgage, pledge, security interest, hypothecation, pandrecht, encumbrance, lien, easement, charge, or conditional sale or other title retention arrangement; provided, that neither a license of Intellectual Property, nor a restriction imposed by the securities laws of any Governmental Entity, shall be deemed to constitute a Lien.

“Marketing Period” means the first period of 15 consecutive Business Days after the receipt by Buyer of the Required Information to be used in the confidential information memoranda and materials contemplated to be prepared pursuant to the Debt Commitment Letter and during which period such information shall remain Compliant; provided that such period shall not include any date from November 26, 2015 through and including November 29, 2015, if such period has not ended on or before December 18, 2015, it shall not commence before January 4, 2016 and if such period has not ended on or before August 19, 2016, it shall not commence before September 5, 2016; provided, further, that once the Marketing Period has commenced upon the delivery of the Required Information, the subsequent receipt by Buyer of additional unaudited or audited financial statements required to be delivered due to the passage of time shall not restart the Marketing Period.  Notwithstanding the foregoing, the Marketing Period shall not commence, and shall be deemed not to have commenced, if (i) prior to the completion of the Marketing Period, the Company’s auditors shall have withdrawn any audit opinion contained in the Required Information (in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by such auditors or another independent public accounting firm reasonably acceptable to Buyer) or (ii) prior to the completion of the Marketing Period, the board of directors of the Company or any appropriate committee thereof concludes that a restatement of any historical financial statements of the Company is required under GAAP (in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended), in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required, and the requirements above would be satisfied on the first day, throughout and on the last day of such new 15 Business Day period.

If the Company shall in good faith reasonably believe that it has delivered to Buyer the Required Information, it may deliver to Buyer written notice to that effect (stating when it believes it completed such delivery), in which case the Required Information shall be deemed to have been delivered on the date of the applicable notice unless Buyer in good faith reasonably believes that the Company has not completed delivery of the Required Information and, within three (3) Business Days after its receipt of such written notice from the Company, Buyer delivers a written notice to the Company to that effect (stating with reasonable specificity the Required Bank Information that has not been delivered).  The foregoing process may be repeated from time to time by the Company at its discretion.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts or development, is, or would reasonably be expected to become, materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided that none of the following shall be deemed in itself, or in any combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the transactions contemplated by this Agreement; (ii) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industry in which the Company and its Subsidiaries participate, the U.S. economy as a whole or the capital markets in general or the markets in which the Company and its Subsidiaries operate, in each case to the extent the Company and its Subsidiaries are not disproportionately affected thereby; (iii) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (iv) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; (v) any failure to meet any projections provided by or on behalf of the Company (provided that this clause (v) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); (vi) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America, to the extent the Company and its Subsidiaries are not disproportionately affected thereby; or (vii) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the failure of the Company to meet or achieve the results set forth in any projection or forecast (provided that this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)).

“Material Contract” has the meaning ascribed to such term in Section 3.11(a).

“Medical Product Regulatory Authority” means shall mean any Governmental Entity that is concerned with the investigation, use, safety, efficacy, substantial equivalence, reliability, manufacture, sale, import, export, promotion or marketing of medical devices, including the FDA, U.S. Customs and Border Protection, the U.S. Treasury Office of Foreign Assets Control, the U.S. Bureau of Industry and Security and the relevant competent authorities of the European Union and its Member States.

“Net Working Capital” means (i) all current assets (excluding Cash on Hand) of the Company and its Subsidiaries, minus (ii) all current liabilities (excluding Indebtedness and Transaction Expenses but including issued but uncleared checks) of the Company and its Subsidiaries. Net Working Capital shall be determined in the manner set forth on Exhibit D attached hereto, and, to the extent consistent with Exhibit D, using accounting policies and procedures consistent with those used by the Company in the preparation of the Latest Balance Sheet and in accordance with GAAP. In determining current assets and current liabilities hereunder, (a) all accounting entries shall be taken into account regardless of their amount, (b) all appropriate reserves as determined in accordance with GAAP shall be included, and (c) adjustments arising under purchase accounting shall be disregarded.

“New Commitment Letter” has the meaning ascribed to such term in Section 6.05(d).

“Noncompete Agreement” has the meaning ascribed to such term in the Recitals.

“Notice of Claim” has the meaning ascribed to such term in Section 9.03.

“OIG” has the meaning ascribed to such term in Section 3.19(a).

“Open Source Code” has the meaning ascribed to such term in Section 3.12(l)(v).

“Organizational Documents” has the meaning ascribed to such term in Section 3.03.

“Outside Counsel Only” has the meaning ascribed to such term in Section 10.06.

“Permits” has the meaning ascribed to such term in Section 3.16.

“Permitted Liens” means (i) Liens securing obligations arising under the Credit Agreement; (ii) statutory Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and are adequately reserved as shown in the Latest Balance Sheet; (iii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant or which are being contested in good faith by appropriate proceedings; (iv) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (v) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses; (vi) public roads and highways; (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (viii) Liens on goods in transit incurred pursuant to documentary letters of credit; (ix) purchase money Liens and Liens securing rental payments under capital lease arrangements disclosed on the Material Contracts Schedule or entered into in compliance with Section 6.01(c); and (x) Liens listed on the Permitted Liens Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Plans” has the meaning ascribed to such term in Section 3.15(a).

“Pre-Signing Tax Period” means any taxable year or other period that ends on or before the date of this Agreement, and with respect to any Straddle Period, the portion of such Straddle Period ending on and including the date of this Agreement.

“Premium Limit” has the meaning ascribed to such term in Section 7.03(b).

“Privileged Communications” has the meaning ascribed to such term in Section 10.09.

“Proceeding” has the meaning ascribed to such term in Section 12.11.

“Redacted Fee Letter” shall mean that certain Fee Letter, dated as of the date hereof, between Omnicell, Inc., Wells Fargo Bank, National Association and Wells Fargo Securities, LLC redacted with respect to fees and other provisions that do not affect the conditionality of the Debt Financing contemplated by the Debt Commitment Letter.

“Registered Intellectual Property” has the meaning ascribed to such term in Section 3.12(a).

“Related Party Contract” has the meaning ascribed to such term in Section 3.21.

“Releasing Party” has the meaning ascribed to such term in Section 9.01(d).

“Required Information” has the meaning ascribed to such term in Section 6.06(a)(iv).

“Reverse Termination Fee” has the meaning ascribed to such term in Section 8.02(b).

“Sale Consideration” has the meaning ascribed to such term in Section 1.02.

“Schedule” has the meaning ascribed to such term in the first sentence of Article III.

“Second Request” has the meaning ascribed to such term in Section 10.06.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble to this Agreement.

“Seller Group” has the meaning ascribed to such term in Section 10.09.

“Seller Guarantee” has the meaning ascribed to such term in the recitals to this Agreement.

“Settlement Payment” has the meaning ascribed to such term in Section 1.02.

“Small Claims Threshold” has the meaning ascribed to such term in Section 9.01(b).

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form.

“Solvent” means, with respect to any Person, (a) the fair value of the property of such Person and its Subsidiaries (on a consolidated basis) is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries (on a consolidated basis), (b) the present fair salable value of the assets of such Person and its Subsidiaries (on a consolidated basis) is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries (on a consolidated basis) on their debts as they become absolute and matured, (c) such Person and its subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature, (d) of such Person and its Subsidiaries (on a consolidated basis) are not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such their property would constitute an unreasonably small capital, and (e) such Person and its subsidiaries are able to pay their debts and liabilities, contingent obligations and other commitments as they become absolute and matured in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specific Representation” has the meaning ascribed to such term in Section 11.02(c).

“Specified Representations” means the representations and warranties set forth in Sections 3.01 (Organization and Power), 3.02(a) (Authorization), 3.05 (Capitalization of the Company), 3.10 (Tax Matters), 3.23 (Brokerage), 4.01 (Organization and Power), 4.02

(Authorization; Valid and Binding Agreement), 4.06 (Brokerage), 5.01 (Authorization; Valid and Binding Agreement), 5.04 (Brokerage) and 5.05 (Ownership).

“Straddle Period” means any taxable period that includes, but does not end on, the date of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax” or “Taxes” means (a) any federal, state, local, or foreign net income, gross income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; and (b) any liability for the payment of amounts determined by reference to amounts described in clause “(a)” as a result of being or having been a member of any Affiliated Group, as a result of any obligation under any agreement or arrangement (including any liability for the Taxes of another Person as transferee or successor, by Contract or otherwise).

“Tax Claim” has the meaning ascribed to such term in Section 10.02.

“Tax Returns” means any return, report, information return or other document (including Disclosure Schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, assessment, determination, collection or imposition of any Tax.

“Third Party Claim” has the meaning ascribed to such term in Section 9.04.

“Transaction Expenses” means all fees and expenses paid, payable or incurred (whether or not invoiced) by the Company or any of the Subsidiaries (including those payable on behalf of the Sellers or any other Company Related Party) in connection with the transactions contemplated by this Agreement, including (a) any non-ordinary course of business bonuses paid to any Person by the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, (b) any legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses incurred by Sellers, the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, and (c) all expenses set forth on the Transaction Expenses and Payments Schedule (which Schedule may be updated from time to time by the Company), in each case whether incurred prior to, at or after the Closing Date; provided, that, for the avoidance of doubt, in no event shall “Transaction Expenses” be deemed to include any (i) fees and expenses to the extent paid prior to the date of this Agreement, (ii) fees and expenses to the extent incurred by or at the direction of Buyer relating to Buyer’s or its Affiliates’ financing (including obtaining any consent or waiver relating thereto) for the transactions contemplated hereby (including any fees payable to any financing institution or the Company’s accountants on behalf of Buyer or its Affiliates), (iii) fees and expenses incurred in connection with the 2014-2015 Audit approved by Buyer in writing or e-mail, or (iv) Transfer Taxes, except to the extent included in the Transaction Expenses and Payments Schedule. The Sellers shall be responsible for other Transfer Taxes to the extent provided in Section 10.08.

“WARN” has the meaning ascribed to such term in Section 7.05.

11.02                 Construction.

(a)                                 The parties have participated jointly in the negotiating and drafting of this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)                                 Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) references to “written” or “in writing” include in visual electronic form; (vi) words of one gender shall be construed to apply to each gender; (vii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Disclosure Schedules hereto; (viii) references to “days” means calendar days unless Business Days are expressly specified; and (ix) the terms “Article,” “Section,” and “Schedule” refer to the specified Article, Section, or Schedule of or to this Agreement.

(c)                                  To the extent that a representation or warranty contained in this Agreement addresses a particular issue with specificity (a “Specific Representation”), and no breach by the Company exists under such Specific Representation, the Company shall not be deemed to be in breach of any other representation or warranty (with respect to such issue) that addresses such issue with less specificity than the Specific Representation and if such Specific

Representation is qualified or limited by the Company’s knowledge, or in any other manner, no other representation or warranty shall supersede or limit such qualification in any manner.

(d)                                 In each case under this Agreement in which the Company represents and warrants that it has furnished or provided Buyer with, or made available to Buyer, any documents (including, without limitation, Contracts, financial statements, reports and audits), such representation and warranty shall be deemed true to the extent such documents are available in the “electronic data room” maintained by Intralinks, Inc. at https://services.intralinks.com/ under the project name Project Enterprise, at or prior to 9:00 a.m. Pacific Time on October 29, 2015.

(e)                                  Reference to any Person includes such Person’s successors and permitted assigns.

(f)                                   Any references to “dollars” or “$” means dollars of the United States of America.

(g)                                  For purposes of this Agreement, the terms “to the Company’s knowledge,” “to the knowledge of the Company,” “the Company has no knowledge,” “to the Seller’s knowledge,” “to the knowledge of Seller,” “the Seller has no knowledge,” or words or phrases of similar import or meaning as used herein shall mean the actual knowledge of those persons set forth on the Knowledge Schedule, it being understood that the term “knowledge” and such phrases are used to qualify and limit the scope of any representation or warranty in which they appear, such that the representation or warranty is not true and correct and therefore breached only if the specified individuals have actual knowledge on the date(s) such representation and warranty is made of an undisclosed exception to such representation and warranty which the Company or Sellers, as applicable, is required to disclose or would have had such knowledge if a reasonable inquiry had been made; the use of the term “knowledge” and such phrases are not affirmations of any Person’s “superior knowledge” that the representation or warranty in which they are used is true.

(h)                                 For purposes of this Agreement, unless actual knowledge is specified, the terms “to Buyer’s knowledge,” “to the knowledge of Buyer,” “Buyer has no knowledge,” or words or phrases of similar import or meaning as used herein shall mean the actual knowledge of Omnicell Inc.’s Associate General Counsel, it being understood that the term “knowledge” and such phrases are used to qualify and limit the scope of any representation or warranty in which they appear, such that the representation or warranty is not true and correct and therefore breached only if the specified individuals have actual knowledge on the date(s) such representation and warranty is made of an undisclosed exception to such representation and warranty which Buyer is required to disclose or would have had such knowledge if a reasonable inquiry had been made; the use of the term “knowledge” and such phrases are not affirmations of any Person’s “superior knowledge” that the representation or warranty in which they are used is true.

ARTICLE XII

MISCELLANEOUS

12.01                 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein or any other announcement or communication to the employees, independent contractors, customers, suppliers or other business relations of the Company and its Subsidiaries, shall be issued or made by any party hereto without the joint approval of Buyer and the Company, unless such communication is materially consistent in substance with prior approved communications or unless required by law (in the reasonable opinion of counsel), in which case the other parties each shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication and the parties shall work together in good faith to reach an agreement on the content of any such press release, announcement or communication, provided, however, that the foregoing shall not apply to Buyer or the Company following the Closing; provided further, that the foregoing shall not prohibit Francisco Partners from disclosing financial information concerning its investment in the Company to its direct and indirect members and partners or potential partners in connection with their fundraising and reporting activities; provided, further, that, the Company may make announcements or communications from time to time with employees, independent contractors, customers, suppliers or other business relations of the Company and its Subsidiaries as the Company may reasonably determine is necessary to comply with law or the requirements of any agreement to which the Company or any of its Subsidiaries is a party. For the avoidance of doubt, the restrictions in this Section 12.01 shall apply solely to press releases or other public announcements of or related to this Agreement or the transactions contemplated hereby, and nothing in this Section 12.01 shall limit any right of Buyer to communicate with customers or venders in the ordinary course of business.

12.02                 Expenses. Except as otherwise expressly provided herein, the Company and Buyer shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that at the Closing, Buyer shall pay all Transaction Expenses as provided in Section 1.04(c).

12.03                 Notices. Except as may be otherwise provided herein, all notices, requests, demands, consents and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when received at the applicable facsimile number set forth below when sent by facsimile (with confirmation of transmission), (c) one day after deposit with Federal Express or similar overnight courier service or (d) three days after being mailed by first class mail, return receipt requested. Notices, requests, demands, consents and other communications to Buyer and the Company shall, unless another address or facsimile number is specified in writing, be sent to the addresses or facsimile number indicated below:

Notices to Buyer:

Omnicell, Inc.

590 E. Middlefield Road

Mountain View, CA 94043

Attn: General Counsel

Facsimile No.: (650) 230-7149

with a copy to:

Sidley Austin LLP
1001 Page Mill Road, Building 1

Palo Alto, CA 94304
Attn:                    Jennifer F. Fitchen
Facsimile No.: (650) 565-7100

Notices to the Sellers:

c/o Francisco Partners

One Letterman Drive

Building C, Suite 410

San Francisco, CA 94129
Attn:                    Chris Adams
Facsimile No.: (415) 418-2999

with a copy to:

Kirkland & Ellis LLP
3330 Hillview Avenue
Palo Alto, CA 94304
Attn:                    Adam D. Phillips, P.C.
Facsimile No.: (650) 859-7500

Notices to the Company (prior to the Closing):

c/o Aesynt Holdings, Inc.
500 Cranberry Woods Drive #400

Cranberry Township, PA 16006
Attn:                    Kraig McEwen
Facsimile No.: (724) 741-8395

with copies to:

c/o Francisco Partners

One Letterman Drive

Building C, Suite 410

San Francisco, CA 94129
Attn:                    Chris Adams
Facsimile No.: (415) 418-2999

and

Kirkland & Ellis LLP
3330 Hillview Avenue
Palo Alto, CA 94304
Attn:                    Adam D. Phillips, P.C.
Facsimile No.: (650) 859-7500

12.04                 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior consent of Buyer and, prior to the Closing, the Company; provided, however that Buyer may assign, in its sole discretion, its rights under this Agreement for collateral security purposes to any Financing Source, and any such Financing Source may exercise all of the rights and remedies of Buyer hereunder.

12.05                 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.06                 Third Party Beneficiaries. The provisions of this Agreement are intended for the benefit of, and shall be enforceable by, the Sellers. Section 10.09 is intended for the benefit of, and shall be enforceable by, the Seller Group and Kirkland & Ellis LLP. Section 12.01 is intended for the benefit of, and shall be enforceable by Francisco Partners. Section 7.03 is intended for the benefit of the individuals entitled to indemnification thereunder. Section 8.02(c), Section 8.02(d), Section 12.04, this Section 12.06, Section 12.08, Section 12.12 and Section 12.13 are intended for the benefit of, and shall be enforceable by, the Financing Sources (subject to the rights of the parties to amend, modify, supplement or waive in accordance with the last sentence of Section 12.08). Unless expressly stated herein to the contrary, no other third-party beneficiary shall have any legal or equitable right, remedy or claim under or with respect to any provision of this Agreement.

12.07                 No Strict Construction. The parties hereto are sophisticated and have been represented by lawyers who have carefully reviewed and negotiated the provisions hereof. As a consequence, the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

12.08                 Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits may be amended or waived only in a writing duly authorized and signed by Buyer, the Company, and, after the Closing, the Sellers. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default, and no failure or delay to enforce, or partial enforcement of, any provision hereof shall operate as a waiver of such provision or of any other provision. Notwithstanding anything to the contrary, Section 8.02(c), Section 8.02(d), Section

12.04, Section 12.06, this Section 12.08, Section 12.12 and Section 12.13 (and the related definitions in this Agreement used therein, but only with respect to their use in such Sections as they relate specifically to the Financing Sources) (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) shall not be amended, modified, supplemented or waived in a manner that negatively impacts or is otherwise adverse in any material respect to any Financing Source without the prior written consent of each lead arranger, lead underwriter, lead placement agent, lead initial lender, administrative agent and Persons acting in similar titled capacities, in each case, that constitute Financing Sources.

12.09                 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement and the Disclosure Schedules and Exhibits hereto) contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

12.10                 Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile or portable document format (pdf) signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

12.11                 Prevailing Party. In the event any litigation or other court action, arbitration or similar adjudicatory proceeding (a “Proceeding”) is commenced or threatened by any Person (the “Claiming Party”) to enforce its rights under this Agreement against any other Person (the “Defending Party”), if the Defending Party is the prevailing party in such Proceeding, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the Defending Party in such Proceeding shall be reimbursed by the Claiming Party; provided, that if the Defending Party prevails in part, and loses in part, in such Proceeding, the court, arbitrator or other adjudicator presiding over such Proceeding shall award a reimbursement of the fees, costs and expenses incurred by the Defending Party on an equitable basis. For purposes hereof, and without limitation, the Defending Party shall be deemed to have prevailed in any Proceeding described in the immediately preceding sentence if the Claiming Party commences or threatens any such Proceeding and (i) such underlying claim(s) are subsequently dropped, voluntarily dismissed or voluntarily reduced and/or (ii) the Defending Party defeats any such claim(s).

12.12                 Governing Law.

(a)                                 All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

(b)                                 Notwithstanding Section 12.12(a) and/or anything herein to the contrary and except as expressly provided in the Debt Commitment Letter, each of the parties hereto and each Company Related Party agrees that any action, cause of action, claim, cross claim or third party claim of any kind or nature (whether at law or in equity, in contract, in tort or otherwise)

against any Financing Source (and/or any of its Affiliates, officers, directors, employees, controlling persons, advisors, agents, attorneys or representatives) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby shall be governed by the law of the State of New York.

12.13                 WAIVER OF TRIAL BY JURY. THE PARTIES TO THIS AGREEMENT EACH HEREBY KNOWINGLY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR THE DEBT FINANCING OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY FINANCING SOURCE IN RESPECT OF THIS AGREEMENT, THE DEBT FINANCING OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT AND ANY APPLICABLE FINANCING SOURCE MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE AGREEMENT AND CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.14                 CONSENT TO JURISDICTION.

(a)                                 THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY (BUT NOT EXCLUSIVELY) LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

(b)                                 Notwithstanding Section 12.14(a) and/or anything herein to the contrary, each of the parties hereto and each Company Related Party (i) agrees that it will not bring or support any action, cause of action, claim, cross claim or third party claim of any kind or nature (whether at law or in equity, in contract, in tort or otherwise) against any Financing Source (and/or any of its Affiliates, officers, directors, employees, controlling persons, advisors, agents, attorneys or representatives) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in Federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 12.03 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

12.15                 Specific Performance.

(a)                                 The parties hereto agree that irreparable damage would occur (for which monetary relief, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement were not performed by Buyer, the Sellers or the Company, as applicable, in accordance with their specific terms or were otherwise breached by Buyer, the Sellers or the Company, as applicable, including if the parties hereto fail to take any action required of them hereunder to consummate the transaction contemplated by this Agreement. It is accordingly agreed that (i) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of this Agreement by any of Buyer, the Sellers or the Company, as applicable, and to enforce specifically the terms and provisions hereof against Buyer, the Sellers or the Company, as applicable, in any court having jurisdiction, without proof of damages or otherwise, this being in addition to any other remedy to which the parties hereto are entitled at law or in equity and (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Buyer would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.15 shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything herein to the contrary, in no event shall this Section 12.15, be used, alone or together with any other provision of this Agreement, to require the Company to remedy any breach of any representation or warranty of the Company made herein.

(b)                                 Notwithstanding anything in this Agreement to the contrary, including Section 12.15(a), the right of the Sellers and/or the Company to obtain an injunction or other appropriate form of specific performance or equitable relief with respect to Buyer’s obligation to effect the Closing shall be subject to the requirements that (it being understood and agreed that the Sellers and/or the Company’s right to obtain an injunction or other appropriate form of specific performance or equity relief with respect to Buyer’s other obligations pursuant to this Agreement shall not be subject to the following requirements) the Debt Financing has been funded or will be funded in accordance with the terms thereof at the Closing.

*  *  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BUYER:

OMNICELL INTERNATIONAL, INC.

/s/ Robin Gene Seim
Name: Robin Gene Seim
Title: President

OMNICELL, INC.

/s/ Randall A. Lipps
Name: Randall A. Lipps
Title: President and Chief Executive Officer

SELLERS:

AESYNT HOLDING, L.P.

Acting by its General Partner

AESYNT HOLDING GP, LTD.

/s/ John A. Schneider
Name: John A. Schneider
Title: Manager

AESYNT, LTD.

/s/ John A. Schneider
Name: John A. Schneider
Title: Manager

COMPANY:

AESYNT HOLDING COÖPERATIEF U.A.

/s/ Robert A. C. Maclean
Name: Robert A. C. Maclean
Title: Managing Director A